Filed pursuant to Rule 424(b)(3)
Registration No. 333-166555

PROSPECTUS

Terremark Worldwide, Inc.

Offer to Exchange

12.0% Senior Secured Notes due 2017
For a Like Principal Amount of
New 12.0% Senior Secured Notes due 2017

Terremark Worldwide, Inc. is offering to exchange up to $470,000,000 aggregate principal amount of registered 12.0% Senior Secured Notes due 2017, or the “New Notes,” for a like principal amount of its outstanding, unregistered 12.0% Senior Secured Notes due 2017, or the “Original Notes.” The terms of the New Notes are substantially identical to the terms of the Original Notes, except that the New Notes are registered under the Securities Act of 1933, as amended, or the “Securities Act,” and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes do not apply to the New Notes. The New Notes will represent the same debt as the Original Notes, and we will issue the New Notes under the same indenture.

Terms of the Exchange Offer

•	All Original Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for New Notes.

•	You may withdraw tendered Original Notes at any time prior to the expiration of the tender offer.

•	The exchange of the Original Notes for the New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on June 17, 2010, unless extended.

The New Notes

•	The New Notes will be our general senior secured obligations.

•	Substantially all of our domestic restricted subsidiaries will guarantee our obligations under the New Notes, including the payment of principal of, premium, if any, and interest on the New Notes. These guarantees of the New Notes will be senior secured obligations of the subsidiary guarantors. Additional subsidiary guarantors will be required to guarantee the New Notes, and the guarantees of the subsidiary guarantors will terminate, in each case in the circumstances described under “Description of the New Notes — Guarantees.”

•	The New Notes will be secured by a first priority security interest in substantially all of our assets and the assets of substantially all of our domestic subsidiaries, including the pledge of 100% of all outstanding capital stock of each of our domestic subsidiaries, except Technology Center of the Americas, LLC and Terremark Federal Group, Inc., and 65% of all outstanding capital stock of substantially all our foreign subsidiaries.

•	No public market currently exists for the New Notes, and we do not intend to apply for listing on any securities exchange or to arrange for them to be quoted on any quotation system.

See “Risk Factors” beginning on page 9 for a discussion of matters that should be considered in connection with the exchange offer.

Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2010

You should rely only on the information contained in this prospectus and in any other written communication authorized by us. We have not authorized anyone to provide you with different information, whether orally or in writing. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date printed on the front of this prospectus.

In this prospectus, the term “Terremark” refers to Terremark Worldwide, Inc.; the term “Subsidiary Guarantors” refers to those subsidiaries of Terremark that guarantee the New Notes and the Original Notes; “we,” “us” and “our” refer to Terremark and its subsidiaries (including the Subsidiary Guarantors); and “Notes” refers to the Original Notes and the New Notes collectively.

INFORMATION INCORPORATED BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request to:

Terremark Worldwide, Inc.
2 South Biscayne Blvd. Suite 2800
Miami, Florida 33131
Attention: Adam T. Smith, Corporate Secretary
(305) 856-3200

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than June 10, 2010. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended.

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” some the documents we file with it into this prospectus. This means that we can disclose important business, financial and other information to you by referring you to those documents, and the information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. The following documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended March 31, 2009, filed with the SEC on June 9, 2009, as amended by our Annual Report on Form 10-K/A for the year ended March 31, 2009, filed with the SEC on July 29, 2009.

•	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009, September 30, 2009 and December 31, 2009, filed with the SEC on August 11, 2009, November 9, 2009 and February 10, 2010, respectively;

•	Our Definitive Proxy Statement filed with the SEC on August 10, 2009 in connection with our 2009 Annual Meeting of Stockholders; and

•	Our Current Reports on Form 8-K filed with the SEC on May 27, 2009, June 2, 2009, June 9, 2009, June 18, 2009, June 29, 2009, April 22, 2010, April 26, 2010, April 29, 2010 and May 5, 2010 (not including any information furnished under Item 2.02, 7.01 or 9.01 of any such Form 8-K).

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) prior to the termination of the offering, will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement that we filed with the SEC, and it does not contain all the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us, we refer you to the registration statement and to the exhibits to the registration statement. You may read and copy the reports, statements and other information that we file, at the SEC’s Public Reference Room at 100 F Street, N.E., in Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We also make available free of charge on or through our Internet website, http://www.terremark.com under “Investor Relations”, all of the annual, quarterly and special reports, proxy statements, Section 16 insider reports on Form 3, Form 4 and Form 5 and amendments to these reports and other information we file with the SEC. Additionally, our board committee charters and code of ethics are available on our website and in print to any stockholder who requests them. The reference to our website address does not constitute incorporation by reference of the information contained in the website and should not be considered part of this prospectus or the registration statement of which this prospectus forms a part.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements based on our current expectations, assumptions, and estimates about us and our industry. These forward-looking statements involve risks and uncertainties. Words such as “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. All statements other than statements of historical facts, including, among others, statements regarding our future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. These forward-looking statements are based on our current expectations, are not guarantees of future performance and are subject to a number of risks, uncertainties, assumptions and other factors, some of which are beyond our control, are difficult to predict and could cause actual

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results to differ materially from those anticipated in such forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to:

•	economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in our customers’ industries;

•	our substantial losses and potential future losses;

•	the highly competitive nature of our industry;

•	uncertainties in government contracts, which make up a significant portion of our revenues;

•	failure to meet customer specifications and expectations, which could result in lost revenues, increased expenses and negative publicity;

•	difficulties in the development and deployment of new infrastructure systems and applications;

•	interruptions in, or degradation of, our private transit Internet connections;

•	failure of our network infrastructure;

•	our dependence on products and services of third-party providers;

•	our failure to compete effectively against current and future competitors;

•	our inability to protect our intellectual property and trade secrets and prevent their use by third parties;

•	our infringement on the intellectual property of others;

•	an increase in operating costs;

•	claims, litigation or other potential liabilities;

•	government regulation and other legal uncertainties;

•	changes in the international economic, political, legal, accounting and business conditions;

•	debt service obligations that require the use of substantial amounts of cash;

•	our substantial leverage and indebtedness;

•	delisting by the NASDAQ and difficulty in selling our common stock;

•	power outages or shortages and increased costs of energy;

•	our ability to attract and retain qualified managers and skilled employees;

•	challenges and difficulties in implementing our expansion plan;

•	disruptions in the capital and credit markets caused by the world-wide financial crisis;

•	material weaknesses in our internal controls and disclosure controls;

•	inquiries and investigations conducted by government agencies with respect to our government contracts;

•	the other factors referenced in this prospectus, including, without limitation, under “Risk Factors”; and

•	other risks detailed from time to time in the reports filed by us with the SEC.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. If any of the foregoing risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in or in imply by any of our forward-looking statements. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan and assume no obligation to publicly update or revise any forward-looking statements contained herein after the date of this prospectus, whether as a result of any new information, future events or otherwise.

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SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the New Notes. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including our consolidated financial statements and related notes and risk factors included in our most recently filed Form 10-K in each case as updated or supplemented by subsequent periodic reports that we file with the Securities and Exchange Commission, before making an investment decision..

Our Company

We are a global provider of managed IT solutions with data centers in the United States, Europe and Latin America. We provide carrier neutral colocation, managed services and exchange point services to approximately 1,300 customers worldwide across a broad range of sectors, including enterprises, government agencies, systems integrators, Internet content and portal companies and the world’s largest network providers. We house and manage our customers’ mission-critical IT infrastructure, enabling our customers to reduce capital and operational expenses while improving application performance, availability and security. As a result of our expertise and our full suite of product offerings, customers find it more cost effective and secure to contract us rather than hire dedicated IT staff. Furthermore, as a carrier neutral provider we have more than 160 competing carriers connected to our data centers enabling our customers to realize significant cost savings and easily scale their network requirements to meet their growth. We continue to see an increase in outsourcing as customers face escalating operating and capital expenditures and increased technical demands associated with their IT infrastructure.

We deliver our solutions primarily through three highly specialized data centers, or Network Access Points (NAPs) that were purpose-built and have been strategically located to enable us to become one of the industry leaders in terms of reliability, power availability and connectivity. Our owned NAP of the Americas facility, located in Miami, Florida, is one of the most interconnected data centers in the world and is a primary exchange point for high levels of traffic between the United States, Europe and Latin America; our owned NAP of the Capital Region, or NCR, located outside Washington, D.C., has been designed to address the specific security and connectivity needs of our federal customers; and our leased NAP of the Americas/West, located in Santa Clara, California, is strategically located in Silicon Valley to serve the technology and Internet content provider segments as well as provide access to connectivity to the U.S. west coast, Asia, Pacific Rim and other international locations. Each facility offers our customers access to carrier neutral connectivity as well as technologically advanced security, reliability and redundancy through 100% service level agreements, or SLAs, which means that we agree to provide 100% uptime for all of our customers’ IT equipment contained in our facilities. Our facilities and our IT platform can be expanded on a cost effective basis to meet growing customer demand.

Our primary products and services include colocation, managed services and exchange point services.

•	Colocation Services: We provide customers with the space, power and a secure environment to deploy their own computing, network, storage and IT infrastructure.

•	Managed Services: We design, deploy, operate, monitor and manage our clients’ IT infrastructure at our facilities.

•	Exchange Point Services: We enable our customers to exchange Internet and other data traffic through direct connection with each other or through peering connections with multiple parties.

Our business is characterized by long term contracts, which provide for monthly recurring revenue from a diversified customer base. Our customer contracts are generally three years in duration and our average quarterly revenue churn rate for the past four quarters has been approximately 2%, which we believe is a reflection of the value of our integrated technology solutions and our ability to deliver the highest quality service. As an illustration of this principle, for the nine months ended December 31, 2009, approximately 90% of our overall revenue was recurring and over 70% of our new bookings were derived from existing customers.

Our principal executive office is located at 2 South Biscayne Boulevard, Suite 2800, Miami, Florida 33131. Our telephone number is (305) 856-3200.

Summary Terms of the Exchange Offer

The following is a summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “Exchange Offer.”

Background	On June 24, 2009 and April 28, 2010, we completed private placements of $420 million aggregate principal amount and $50 million aggregate principal amount, respectively, of the Original Notes. In connection with the private placements, we entered into registration rights agreements for the Original Notes pursuant to which we agreed to complete a registered exchange offer for the Original Notes. Because we had not filed an exchange offer registration statement by September 22, 2009 or completed this exchange offer by January 20, 2010, we have been required to pay additional interest on the Original Notes, which will continue until the exchange offer is completed.

The Exchange Offer	We are offering to exchange the New Notes, which have been registered under the Securities Act, for a like principal amount of the outstanding, unregistered Original Notes. You may tender Original Notes only in integral multiples of $1,000 principal amount. See “The Exchange Offer — Terms of the Exchange Offer.”

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on June 17, 2010, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Withdrawal of Tender	You may withdraw your tender of Original Notes in the exchange offer at any time before the expiration of the exchange offer. Any Original Notes not accepted for exchange for any reason will be returned to you at no charge promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Withdrawal of Tenders.”

Exchange Date	The date of acceptance for exchange of the Original Notes is the exchange date, which will be as soon as practicable following the expiration date of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Issuance of New Notes	We will issue New Notes in exchange for those Original Notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer — Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “Exchange Offer — Conditions.”

Procedures for Tendering Outstanding Original Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding Original Notes (unless the tender of Original Notes is made in book entry form) and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. See “Exchange Offer — Procedures for Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender Original Notes in the exchange offer, you should contact the registered owner promptly, and instruct the registered holder to tender the Original Notes on your behalf. If you wish to tender your Original Notes in the exchange offer on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Original Notes, either make appropriate arrangements to register ownership of the Original Notes in your name, or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your Original Notes, and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed prior to the expiration date, you may tender your Original Notes under the procedures described under “Exchange Offer — Guaranteed Delivery Procedures.”

Resales	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:

• you are not one of our “affiliates” as defined in Rule 405 under the Securities Act;

• you are acquiring the New Notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the New Notes.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the New Notes, or are not acquiring the New Notes in the ordinary course of your business, you will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender Original Notes in the exchange offer and, in the absence of any exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

If you are a broker-dealer and receive New Notes for your own account in exchange for Original Notes that you acquired as a result of market-making or other trading activity, you must acknowledge that you will deliver this prospectus in connection with any resale of the New Notes. See “Plan of Distribution.”

We do not intend to list the New Notes on any securities exchange or for quotation on an automated dealer quotation system. Accordingly, there can be no assurance that a market for the New Notes will develop upon completion of the exchange offer or, if developed, that any such market will be sustained or liquid.

Consequences if You Do Not Exchange Original Notes	Original Notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes:

• except pursuant to an exemption from the registration requirements of the Securities Act;

• unless the Original Notes are registered under the Securities Act; or

• if neither such exemption or registration is required by law.

Upon completion of the exchange offer, we will no longer have an obligation to register the Original Notes under the Securities Act. See “Risk Factors — If you do not exchange your Original Notes, they may be difficult to resell.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer. See “Use of Proceeds.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Certain Tax Consequences	The exchange pursuant to the exchange offer will not be a taxable event for U.S. Federal income tax consequences. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in the section entitled, “Exchange Offer — Exchange Agent.”

Summary Terms of the New Notes

The summary below describes the principal terms of the New Notes. Please carefully read the “Description of the New Notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the New Notes.

The New Notes will be identical in all material respects to the Original Notes, except that the New Notes:

•	will have been registered under the Securities Act and will not bear restrictive legends or generally be subject to the restrictions on transfer applicable to the Original Notes;

•	will bear a different CUSIP number from the Original Notes;

•	will not be entitled to registration rights; and

•	will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuer	Terremark Worldwide, Inc.

New Notes Offered	$470,000,000 aggregate principal amount of 12.0% Senior Secured Notes due 2017.

Maturity Date	The New Notes will mature on June 15, 2017.

Interest	12% per annum, payable semi-annually in arrears.

Interest Payment Dates	June 15 and December 15 of each year, beginning December 15, 2010.

Guarantees	The New Notes will be guaranteed by all of our domestic subsidiaries existing on the issue date and by all of our future domestic restricted subsidiaries and any restricted subsidiary that guarantees indebtedness of our company or a guarantor. The guarantees will be joint and several obligations of the guarantors and will be secured by first-priority liens on the collateral securing the New Notes. Under certain circumstances, guarantors may be released from their guarantees without the consent of the holders of the New Notes. See “Description of the New Notes — Guarantees.”

Ranking	The New Notes will be:

• our general obligations;

• secured by first-priority liens on the collateral securing the New Notes, equally and ratably with all future Parity Lien Debt, as described under “Description of the New Notes — Security for the New Notes”;

• senior in right of payment to all of our existing and future indebtedness that is subordinated in right of payment to the New Notes;

• effectively senior to all of our obligations under any future indebtedness secured by a lien that ranks junior to the lien securing the New Notes and to any of our existing or future unsecured indebtedness to the extent of the value of the collateral securing the New Notes;

• equal in right of payment to all of our existing and future indebtedness that is not subordinated in right of payment to the New Notes, including our 6.625% senior convertible notes due 2013;

• effectively subordinated to all of our existing and future secured indebtedness that is secured by liens on assets other than the collateral securing the New Notes or that rank senior to the liens securing the New Notes, to the extent of the value of the assets securing that indebtedness; and

• structurally subordinated to the indebtedness and other liabilities of our subsidiaries that do not guarantee the New Notes.

As of December 31, 2009:

• we and our restricted subsidiaries had $454.6 million of consolidated unsubordinated indebtedness outstanding, of which $388.2 million (including the Original Notes) was secured indebtedness; and

• our subsidiaries that are not guarantors had approximately $32.4 million of liabilities outstanding.

For the fiscal year ended March 31, 2009 and the nine months ended December 31, 2009, our non-guarantor subsidiaries had revenues of approximately $31.5 million and $31.3 million, or 13% and 15%, respectively, of our consolidated revenues, and income from operations of approximately $0.7 million and $3.1 million, or 3% and 16%, respectively, of our consolidated income from operations. At December 31, 2009, our non-guarantor subsidiaries held 9% of our consolidated assets and 6% of our consolidated liabilities. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, the non-guarantor subsidiaries are expected to pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

Each guarantee of the New Notes will be:

• a general obligation of that guarantor;

• secured by first-priority liens on the collateral securing the New Notes, equally and ratably with all future Parity Lien Debt, as described under “Description of the New Notes — Security for the Notes”;

• senior in right of payment to all of the existing and future indebtedness of that guarantor that is subordinated in right of payment to its guarantee;

• effectively senior to all of that guarantor’s obligations under any future indebtedness secured by a lien that ranks junior to the lien securing the New Notes and to any of our existing or future unsecured indebtedness to the extent of the value of the collateral securing the New Notes;

• equal in right of payment to all future indebtedness of that guarantor that is not subordinated in right of payment to its guarantee; and

• effectively subordinated to all existing and future secured indebtedness of that guarantor that is secured by liens on assets other than the collateral or that rank senior to the liens securing that guarantee, to the extent of the value of the assets securing that indebtedness.

Security	The New Notes and the related guarantees will be secured on a first-priority lien basis, subject to certain exceptions and permitted liens, by substantially all of the assets of our company and the guarantors, including the pledge of 100% of all outstanding capital stock of each of our domestic subsidiaries, except Technology Center of the Americas, LLC and Terremark Federal Group, Inc., and 65% of all outstanding capital stock of substantially all our foreign subsidiaries and certain intercompany notes owed to us by our subsidiaries, in each case as described in this prospectus.

Collateral Trust Agreement	We and the guarantors have entered into a trust agreement, as amended, with the trustee under the indenture governing the New Notes and a collateral trustee, which sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all liens on the collateral securing the New Notes and the guarantees, any other Parity Lien Debt and any junior lien debt. The material terms of the collateral trust agreement are set forth under “Description of the New Notes — Security for the Notes.”

Optional Redemption	At any time prior to June 15, 2013, we may redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the accrued and unpaid interest to the date of redemption plus a “make-whole” premium as described under “Description of the New Notes — Optional Redemption.” At any time on or after June 15, 2013 we may redeem the New Notes, in whole or in part, at the redemption prices listed in “Description of the New Notes — Optional Redemption.” Prior to June 15, 2012 we may redeem up to 35% of the aggregate principal amount of the New Notes with the net cash proceeds from certain equity offerings.

Change of Control	Upon occurrence of a change of control, as described under “Description of the New Notes — Repurchase at the Option of Holders — Change of Control,” we will be required to commence and consummate an offer to purchase all of the New Notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the payment date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date). We may not have sufficient funds available at the time of a change of control to repurchase the notes. See “Risk Factors — Risks Related to the New Notes — We may not be able to make the change of control offer required by the indenture.”

Certain Covenants	The indenture governing the New Notes will limit our ability and the ability of our restricted subsidiaries to, among other things:

• make restricted payments;

• incur additional debt and issue preferred or disqualified stock;

• create liens;

• create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

• engage in sale-leaseback transactions;

• engage in mergers or consolidations or transfer all or substantially all of our assets;

• make certain dispositions and transfers of assets; and

• enter into transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications, which are described under “Description of the New Notes — Certain Covenants.”

Absence of Public Market for the New Notes	The New Notes will generally be freely transferable but will be a new issue of securities for which there is currently no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The placement agent in the private offering of the Original Notes is not obligated to make a market in the New Notes, and any market making with respect to the New Notes may be discontinued without notice. We do not intend to apply for a listing of the New Notes on any securities exchange or automated dealer quotation system.

Risk Factors	See “Risk Factors” beginning on page 9 for a discussion of factors you should carefully consider before deciding to exchange your Original Notes for New Notes.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the Risk Factors contained in our most recent annual report on Form 10-K, as updated or supplemented by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K to the extent filed, each of which are incorporated herein by reference and all other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding to exchange Original Notes for New Notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the New Notes and the Exchange Offer

Our substantial leverage may impair our cash flow and financial condition and prevent us from fulfilling our obligations under the New Notes.

We have a substantial amount of indebtedness outstanding. As of March 31, 2009, we had debt totaling approximately $349.0 million, and as of December 31, 2009, we had debt totaling approximately $454.6 million, of which $4.2 million is current and payable during the twelve months ending December 31, 2010. Our substantial indebtedness could have important consequences to you, including, but not limited to:

•	making it more difficult for us to satisfy our obligations and comply with other restrictions under the notes and our other indebtedness;

•	increasing our vulnerability to general adverse economic and industry conditions by making it more difficult for us to react quickly to changing conditions;

•	limiting our ability to obtain additional or favorable financing to fund future working capital, capital expenditures, debt service requirements, acquisitions and other general corporate purposes;

•	requiring that we use a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business, and the industry in which we operate; and

•	placing us at a competitive disadvantage to those of our competitors that have less indebtedness.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness, which could further exacerbate the risks associated with our substantial leverage.

Subject to specified limitations, the indenture governing the New Notes permits us to incur substantial additional indebtedness, including indebtedness secured equally and ratably by first priority liens on the same collateral securing the New Notes. In addition, any future credit facility or other agreement governing our indebtedness may allow us to incur additional indebtedness, including secured indebtedness. If new indebtedness is added to our current indebtedness, the risks described above could intensify. See “Description of the New Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” for additional information.

We will require a significant amount of cash to fund our debt service, working capital needs and our expansion plans, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on our indebtedness, including the New Notes, fund working capital needs and fulfill our expansion plans depends on our ability to generate adequate cash flow. To some extent, our ability to generate adequate cash flow is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations at sufficient levels or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations to service our indebtedness and meet our other needs, we may have to refinance all or a portion of our existing indebtedness, or obtain additional financing. Alternatively, we may have to reduce expenditures that we deem necessary to our business or sell assets, which may further reduce our ability to generate cash and may reduce the amount of collateral securing the New Notes. We cannot assure you that any or all of these actions will be sufficient to allow us to service our debt obligations or that any additional financing could be obtained on commercially reasonable terms or at all.

Not all of our subsidiaries will guarantee the New Notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the New Notes.

The guarantors of the New Notes will not include all of our subsidiaries. In particular, none of our existing subsidiaries that is a foreign subsidiary will guarantee the New Notes. Additionally, our future subsidiaries will be required to guarantee the New Notes only if they are domestic subsidiaries or are restricted subsidiaries that guarantee any other indebtedness of us or any guarantor. Payments on the New Notes are required to be made only by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the New Notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. Further, the indenture governing the New Notes will permit our non-guarantor subsidiaries to incur certain additional debt and will not limit their ability to incur other liabilities that are not considered indebtedness under the indenture.

For the fiscal year ended March 31, 2009 and the nine months ended December 31, 2009, our non-guarantor subsidiaries had revenues of approximately $31.5 million and $31.3 million, or 13% and 15%, respectively, of our consolidated revenues, and income from operations of approximately $0.7 million and $3.1 million, or 3% and 16%, respectively, of our consolidated income from operations. At December 31, 2009, our non-guarantor subsidiaries held 9% of our consolidated assets and 6% of our consolidated liabilities.

In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the New Notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables. As of December 31, 2009, our non-guarantor subsidiaries had approximately $32.4 million of liabilities outstanding.

Our ability to meet our obligations under the New Notes and our other indebtedness may be restricted by limitations on our subsidiaries’ ability to send us funds.

Our ability to pay interest on and repay principal of the New Notes and our other indebtedness is dependent primarily upon the operations of our subsidiaries and the distributions or other payments of the cash they generate to us in the form of dividends, loans or advances. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on our public indebtedness or to make any funds available to us to do so. In addition, our subsidiaries’ creditors, including trade creditors, in the event of a liquidation or reorganization of any subsidiary, would be entitled to a claim on the assets of such subsidiaries, including any assets transferred to those subsidiaries, prior to any of our claims as a stockholder, and those creditors are likely to be paid in full before any distribution is made to us. To the extent that we are a creditor of a subsidiary, our claims could be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

The indenture governing the New Notes contains, and future financing agreements may contain, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Among other things, the indenture governing the New Notes restricts our ability and the ability of our restricted subsidiaries to:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	make certain dispositions and transfers of assets; and

•	enter into transactions with affiliates.

Our ability to comply with these covenants may be affected by many events beyond our control, and we may not be able to comply with these covenants, or in the event of default, to remedy that default. Our failure to comply with the covenants under the New Notes could result in a default, which could cause the New Notes (and by reason of cross-acceleration provisions, our other indebtedness) to become immediately due and payable.

If we default under the indenture governing the New Notes, the value of the collateral securing the New Notes may not be sufficient to repay the holders of the New Notes.

The New Notes will be secured on a first-priority lien basis, subject to certain permitted liens, by substantially all of our assets, including the pledge of 100% of all outstanding capital stock of each of our domestic subsidiaries, except Technology Center of the Americas, LLC and Terremark Federal Group, Inc., and 65% of all outstanding capital stock of substantially all of our foreign subsidiaries and certain intercompany notes owed to us by our subsidiaries, in each case as described in this prospectus. In addition, subject to the covenants and conditions contained in the indenture, we will be permitted to incur additional debt, which may be secured equally and ratably on a first-priority lien basis by the same collateral securing the New Notes. The New Notes will otherwise rank equally with all of our existing and future senior indebtedness that is not subordinated in right of payment to the New Notes.

No appraisals of any collateral were prepared in connection with the offering of the Original Notes, and no appraisals of any collateral have been prepared in connection with this exchange offer for the New Notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the indebtedness secured thereby. The value of the assets pledged as collateral for the New Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends.

We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of the collateral would be sufficient to satisfy the amounts outstanding under the New Notes. If such proceeds were not sufficient to repay amounts outstanding under the New Notes, the holders of such notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our and our subsidiary guarantors’ remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of our other unsecured senior indebtedness.

It may be difficult to realize the value of the collateral securing the New Notes.

The collateral securing the New Notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the collateral trustee for the New Notes and for any other creditors that also have the benefit of first priority liens on the collateral securing the New Notes from time to time, whether on or after the date the New Notes are issued. The existence of any such exceptions, defects, encumbrances, liens or other imperfections could adversely affect the value of the collateral securing the New Notes as well as the ability of the collateral trustee to realize or foreclose on such collateral.

The security interest of the collateral trustee is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral trustee may need to obtain the consent of a third party to obtain or enforce a security interest in a contract, and we cannot assure you that the collateral trustee will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on any particular assets. Accordingly, the collateral trustee may not have the ability to foreclose upon such assets, and the value of the collateral may significantly decrease.

Not all of the assets related to, or needed for the operation of, the collateral will be pledged to secure the New Notes. The value of the collateral may be diminished by the absence of security interests in, and assured access to, those assets.

As described below under the caption “Description of the New Notes — Security for the Notes,” the New Notes and the guarantees will not be secured by certain excluded assets. In particular, the collateral trustee will not have a security interest in any assets of our foreign subsidiaries or the interests of us or our domestic subsidiaries in contracts with government authorities or certain leasehold interests we hold. With respect to our agreements with government authorities, a security interest in such assets may be granted only after receipt of the consent of such governmental authorities, which is difficult, if not impossible, to obtain given the classified nature of certain of these contracts. The collateral will also not include pledges of stock of subsidiaries to the extent they would result in the filing of separate financial statements in SEC filings.

The grant of security in our leasehold interests generally requires the consent of the lessor to the execution and filing of a leasehold mortgage, which consent we may not be able to obtain. We will not be obligated to grant security in our current leasehold interests, but we will be required to use our commercially reasonable efforts to grant security in our future leasehold interests. However, if we are unable to obtain the required consents, these leasehold interests will be excluded from the collateral securing the New Notes.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the New Notes includes assets of us and of the guarantors, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can be perfected only at the time such property and rights are acquired and identified. We and the guarantors are not obligated to perfect the noteholders’ security interest in specified collateral. For example, certain deposit, checking or securities accounts with balances below specified levels shall not be required to be perfected to the extent perfection may not be accomplished by filing of UCC financing statements. There can be no assurance that the trustee or the collateral trustee will monitor, or that we will inform the trustee or the collateral trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral trustee for the New Notes has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in such collateral. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes against third parties.

The collateral can be released in certain circumstances without the consent of the holders of the New Notes, which would increase the risks in bankruptcy or other situations.

Under the terms of the indenture governing the New Notes, we will be permitted to sell or transfer the collateral under certain circumstances. Therefore, the collateral available to secure the New Notes could be reduced in connection with the sales of assets, permitted investments or otherwise, subject to the use of proceeds requirements of the indenture. See “Description of the New Notes — Repurchase at the Option of Holders — Asset Sales” and “Description of the New Notes — Security for the New Notes — Release of Security Interests.”

The collateral is subject to casualty risks.

We may insure certain collateral against loss or damage by fire or other hazards. However, we may not maintain or continue such insurance, and there are some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of the New Notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, we cannot assure holders of the New Notes that the proceeds received by us in respect thereof will be sufficient to satisfy all of our secured obligations, including the New Notes. In the event of a total or partial loss to any of the pledged assets, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral trustee to repossess and dispose of the collateral securing the New Notes and guarantees is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us. Even if the repossession and disposition has occurred, a subsequent bankruptcy proceeding could give rise to causes of action against the collateral trustee and the holders of notes. Following the commencement of a case under the U.S. Bankruptcy Code, a secured creditor such as the collateral trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without prior bankruptcy court approval, which may not be obtained. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” varies according to circumstances, but it is intended generally to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case. “Adequate protection” may include cash payments, the granting of additional security or otherwise if, and at such times as, the bankruptcy court in its discretion determines during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor is not entitled to any compensation or other protection in respect of the diminution in the value of its collateral if the value of the collateral exceeds the amount of the debt it secures.

Given the uncertainty as to the value of the collateral securing the New Notes at the time any bankruptcy case may be commenced, and in view of the fact that the granting of “adequate protection” varies on a case-by-case basis and remains within the broad discretionary power of the bankruptcy court, it is impossible to predict:

•	how long payments under the New Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral trustee could repossess or dispose of any collateral; and

•	whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through any grant of “adequate protection.”

The value of the collateral securing the New Notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the New Notes will be entitled to post-petition interest and “adequate protection” under the bankruptcy code only to the extent that the value of their security interest in the collateral is greater than their prebankruptcy claim. Holders of the New Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest or “adequate protection” under the bankruptcy code. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by a bankruptcy court as a reduction of the principal amount of the secured claims with respect to the New Notes. No appraisal of the fair market value of the collateral has been prepared in connection with this exchange offer, and we therefore cannot assure you that the value of the collateral equals or exceeds the principal amount of the New Notes. See “— If we default under the indenture governing the New Notes, the value of the collateral securing the New Notes may not be sufficient to repay the holder of the New Notes.”

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as the debtor in possession in a bankruptcy proceeding) or by the trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

A financial failure by us, our subsidiaries or any other entity in which we have an interest may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us, our subsidiaries or any other entity in which we have an interest could affect payment of the New Notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with our financial statements. If a bankruptcy court substantively consolidated us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with ours, the assets of each entity would be subject to the claims of creditors of all entities. This would expose holders of the New Notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. The indenture will not limit the ability of entities whose financial statements are not consolidated with us to incur debt, which could increase this risk. Furthermore, forced restructuring of the New Notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the New Notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. As discussed above, the indenture governing the New Notes limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the New Notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. See “— Fraudulent transfer statutes may limit your rights as a holder of the New Notes.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the New Notes — Guarantees.”

We may not be able to make the change of control offer required by the indenture.

Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our 6.625% Senior Convertible Notes, due June 15, 2013, referred to as the 6.625% Senior Convertible Notes, similarly require us to offer to repurchase such notes upon specific change of control events. Our future indebtedness agreements may limit our ability to repurchase your New Notes and/or provide that certain change of control events will constitute an event of default thereunder. If the holders of the New Notes and the 6.625% Senior Convertible Notes exercise their right to require us to repurchase all of the New Notes and such 6.625% Senior Convertible Notes upon a change of control, the financial effect of this repurchase could cause a default under our other indebtedness, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of any such change of control to make the required repurchase of the New Notes, the 6.625% Senior Convertible Notes and our other indebtedness or that restrictions in the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control” for additional information.

Fraudulent transfer statutes may limit your rights as a holder of the New Notes.

Federal and state fraudulent transfer laws as previously interpreted by various courts permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the New Notes;

•	subordinate our obligations to holders of the New Notes to our other existing and future creditors, entitling such creditors to be paid in full before any payment is made on the New Notes; and

•	take other action detrimental to holders of the New Notes, including invalidating the New Notes.

In that event, we cannot assure you that you would ever be repaid. There is also no assurance that amounts previously paid to you pursuant to the New Notes or guarantees would not be subject to return.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that we or the guarantors received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the New Notes, and at the time the notes were issued:

•	were insolvent or were rendered insolvent by reason of the issuance of the New Notes;

•	were engaged, or were about to engage, in a business or transaction for which our capital was unreasonably small; or

•	intended to incur, or believed or should have believed we would incur, indebtedness beyond our ability to pay as such indebtedness matures.

A court may also void an issuance of New Notes, a guarantee or grant of security without regard to the above factors if the court found that we issued the New Notes or the guarantors entered into their respective guaranty or security agreements with actual intent to hinder, delay or defraud current or future creditors.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes and as judicially interpreted. A court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the New Notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the indebtedness:

•	the sum of its indebtedness (including contingent liabilities) is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the New Notes.

In addition, the guarantees of the New Notes may also be subject to review under various laws for the protection of creditors. A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the New Notes or the guarantees and security agreements, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the New Notes. If a court were to void the issuance of the New Notes, the guarantees or the related security documents, you would no longer have a claim against us or the guarantors or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the New Notes (or the related exchange notes) may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the New Notes, any guarantee or the collateral. In addition, any payment by us pursuant to the New Notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under the bankruptcy code.

The New Notes will have the same original issue discount and premium as the Original Notes.

The Original Notes were issued with more than a de minimis amount of original issue discount, known as OID, for U.S. federal income tax purposes, generally requiring a holder of an Original Note to include the OID in income on a constant yield method prior to the actual receipt of cash in respect of that income. However, the Original Notes issued on April 28, 2010 were also issued at a premium, and that premium can be amortized to offset the OID and a portion of the income from the stated interest on those Original Notes. The New Notes will have the same OID as the Original Notes and, in the case of the Original Notes issued on April 28, 2010, the same premium as those Original Notes. The rules applicable to the OID on the Original Notes will apply to the New Notes, and the rules applicable to the premium on the Original notes issued on April 28, 2010 will also apply to the New Notes issued in exchange for those Original Notes. See “Certain U.S. Federal Income Tax Considerations.”

An active public market may not develop for the New Notes, and you may not be able to resell your new Notes.

The New Notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or to seek approval for quotations through any automated quotation system. The initial purchasers of the Original Notes have advised us that they intend to make a market in the New Notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market making in the New Notes at any time in their sole discretion. We therefore cannot assure you that:

•	a liquid market for the New Notes will develop;

•	you will be able to sell your New Notes; or

•	you will receive any specific price upon any sale of the New Notes.

We also cannot assure you as to the level of liquidity of the trading market, if one develops, for the New Notes. If a public market for the New Notes does develop, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all.

The market price for the New Notes may be volatile.

Historically, the market for non-investment grade indebtedness has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the New Notes.

A downgrade or withdrawal of the rating of the New Notes may cause their trading price to fall.

We expect that the New Notes will initially be rated below an “investment grade” rating. This may result in a reduced pool of potential purchasers for the New Notes because some investors will not purchase debt securities that are not rated in an investment grade category. A security rating is not a recommendation to buy, sell or hold securities and the rating agencies may change or withdraw the ratings assigned to the New Notes in their sole discretion at any time. A downgrade or withdrawal of a rating, or the announcement of a possible downgrade or withdrawal, may cause the trading price of the New Notes to decline significantly.

If you do not exchange your Original Notes, they may be difficult to resell.

It may be difficult for you to sell Original Notes that are not exchanged in the exchange offer or that we do not accept for exchange, since any Original Notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding Original Notes. These restrictions on transfer exist because we issued the Original Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the Original Notes that are not exchanged for New Notes will remain restricted securities. Accordingly, those Original Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

You may not receive the New Notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the New Notes in exchange for your Original Notes only if you properly tender the Original Notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the Original Notes for exchange. If you are the beneficial holder of Original Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Notes in the exchange offer, then you should promptly contact the person through whom your Original Notes are held and instruct that person to tender your Original Notes on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act, and any profit on the resale of the New Notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires New Notes in the exchange offer for its own account in exchange for Original Notes that it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the New Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligation sunder the registration rights agreements we entered into in connection with the private offerings of the Original Notes. We will not receive cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes for Original Notes as described in this prospectus, we will receive Original Notes in like principal amount. The Original Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges on a historical basis:

						Nine Months Ended
	Year Ended March 31,					December 31,
	2009	2008	2007	2006	2005	2009

Ratio of earnings to fixed charges	(1)	(1)	(1)	(1)	(1)	(1)

(1)	For the years ended March 31, 2009, 2008, 2007, 2006 and 2005, we had an earnings-to-fixed charges coverage deficiency of approximately $15.3 million, $43.0 million, $14.9 million, $37.1 million and $9.9 million, respectively. For the nine months ended December 31, 2009, we had an earnings-to-fixed charges coverage deficiency of approximately $31.0 million.

The ratio of earnings to fixed charges has been computed on a consolidated basis. Earnings consists of losses from continuing operations before income taxes, fixed charges, amortization of capitalized interest and minority interest minus interest capitalized. Fixed charges consists of the sum of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of the interest within rental expense.

SELECTED FINANCIAL DATA

The following table states our selected consolidated financial data, which, for the years ended March 31, 2005, 2006, 2007, 2008 and 2009, has been derived from our audited consolidated financial statements, and which, for the nine months ended December 31, 2009 and 2008 has been derived from our unaudited consolidated financial statements, all of which are incorporated by reference into this registration statement. The table reflects our consolidated results of operations for the periods indicated. The following selected consolidated financial data should be read together with our consolidated financial statements and notes thereto as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and our Quarterly Report on From 10-Q for the nine months ended December 31, 2009, each of which are incorporated by reference herein.

	Year Ended March 31,					Nine Months Ended December 31,
	2009	2008	2007	2006	2005	2009	2008
	(Dollars in thousands except per share data)

Results of Operations:
Revenues	$250,470	$187,414	$100,949	$62,529	$46,818	$209,836	$181,574

Real Estate Services	—	—	—	—	1,330	—	—

Total Revenues	250,470	187,414	100,949	62,529	48,148	209,836	181,574
Cost of revenues	136,434	100,886	56,902	38,824	36,310	118,362	101,459
Construction contract expenses	—	—	—	—	809	—	—
Other Expenses	124,605	128,756	58,999	60,854	20,888	121,966	94,831

Total Expenses	261,039	229,642	115,901	99,678	58,007	240,328	196,290

Net loss	(10,569)	(42,228)	(14,952)	(37,149)	(9,859)	(30,492)	(14,716)
Non-cash preferred dividend	(807)	(794)	(676)	(727)	(915)	(703)	(586)

Net loss attributable to common stockholders	$(11,376)	$(43,022)	$(15,628)	$(37,876)	$(10,774)	$(31,195)	$(15,302)

Net loss per common share — basic	$(0.19)	$(0.74)	$(0.35)	$(0.88)	$(0.31)	$(0.49)	$(0.26)

Net loss per common share — diluted	$(0.19)	$(0.74)	$(0.36)	$(0.88)	$(0.40)	$(0.49)	$(0.26)

						As of
	As of March 31,					December 31,
	2009	2008	2007	2006	2005	2009
	(Dollars in thousands)

Financial condition:
Property and equipment, net	$301,002	$231,674	$137,937	$129,893	$123,406	$376,994
Total assets	516,342	503,860	309,646	204,716	208,906	621,022
Long term obligations(1)(2)	336,793	352,391	184,510	163,967	149,734	471,337
Stockholders’ equity	82,997	90,522	89,499	13,836	40,176	79,669

(1)	Long term obligations include mortgage payable less current portion, convertible debt less current portion, estimated fair value of derivatives embedded within convertible debt, deferred rent and other liabilities, deferred revenue less current portion, capital lease obligations less current portion and notes payable less current portion.

(2)	Long term obligations as of March 31, 2005, include approximately $600 in redeemable convertible preferred stock plus accrued dividends.

DESCRIPTION OF THE NEW NOTES

The Original Notes were issued under an indenture, dated as of June 24, 2009, as supplemented by a supplemental indenture, dated as of April 28, 2010, which are together referred to as the Indenture, each among Terremark Worldwide, Inc., the Initial Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The New Notes will also be issued under the Indenture. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or TIA. The Original Notes and the New Notes are hereinafter referred to collectively as the “Notes.”

The following description of the New Notes contains a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. This summary is not complete and is qualified in its entirety by reference to the entirety of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. The Indenture is incorporated by reference into this prospectus and is available from us upon request. See “Where You Can Find More Information” on page ii.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Certain defined terms used in this description but not defined under the subheading “Certain Definitions” have the respective meanings assigned to them in the Indenture.

For purposes of this “Description of the New Notes,” the term “Issuer” or “Terremark” means Terremark Worldwide, Inc. and its successors under the Indenture, excluding its subsidiaries; the term “Notes” refers to both the Original Notes and the New Notes that will be exchanged for Original Notes in the exchange offer; and we refer to each of Terremark Worldwide, Inc. and each Guarantor individually as an “Obligor” and to Terremark Worldwide, Inc. and all Guarantors collectively as “Obligors.”

Brief Description of the New Notes and the Guarantees

The New Notes

The New Notes will be:

•	general obligations of the Company;

•	secured by first-priority liens on the Collateral equally and ratably with all future Parity Lien Debt, subject to certain exceptions and Permitted Liens (as described below under “— Security for the Notes”);

•	senior in right of payment to all of the Company’s future Indebtedness that is subordinated in right of payment to the Notes;

•	effectively senior to all obligations of the Company under any future Junior Lien Debt and any existing or future unsecured Indebtedness of the Company to the extent of the value of the Collateral;

•	equal in right of payment to all existing and future unsubordinated Indebtedness of the Company, including the $57.2 million aggregate principal amount, as of December 31, 2009, of the Company’s 6.625% Senior Convertible Notes due 2013;

•	effectively subordinated to all existing and future secured Indebtedness of the Company to the extent of the assets (other than Collateral) that is securing such Indebtedness, including $9.1 million of existing capital leases as of December 31, 2009;

•	structurally subordinated to the Indebtedness and other liabilities of Subsidiaries of the Company that do not guarantee the Notes; and

•	unconditionally guaranteed by the Guarantors.

As of December 31, 2009, the Company and its Restricted Subsidiaries had $454.6 million of unsubordinated Indebtedness, including the Notes.

In the event of a bankruptcy, liquidation or reorganization of any of the Company’s non-guarantor Subsidiaries, the non-guarantor Subsidiaries are expected to pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company. These non-guarantor Subsidiaries generated 13% of the

Company’s consolidated revenues for the fiscal year ended March 31, 2009, and, as of December 31, 2009, held 9% of our consolidated assets and 6% of our consolidated liabilities.

The Note Guarantees

The New Notes will be guaranteed, jointly and severally, by all of the Company’s Domestic Subsidiaries existing on the Issue Date and by all of the Company’s future Restricted Subsidiaries that are Domestic Subsidiaries and other Restricted Subsidiaries that guarantee any other Indebtedness of the Company or a Guarantor.

Each Note Guarantee will be:

•	a general obligation of that Guarantor;

•	secured by first-priority liens on the Collateral equally and ratably with all future Parity Lien Debt, subject to certain exceptions and Permitted Liens (as described below under “— Security for the Notes”);

•	senior in right of payment to all of the future Indebtedness of that Guarantor that is subordinated in right of payment to such Guarantor’s Note Guarantee;

•	effectively senior to all obligations under any future Junior Lien Debt and any existing unsecured Indebtedness of such Guarantor to the extent of the value of the Collateral;

•	equal in right of payment to all future unsubordinated Indebtedness of that Guarantor that is not subordinated; and

•	effectively subordinated to all existing and future secured Indebtedness of that Guarantor to the extent of the assets (other than Collateral) that is secured by liens that rank senior to the liens securing that Guarantee, to the extent of the value of the collateral subject thereto.

As of the Issue Date, all of the Company’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes.

Principal, Maturity and Interest

The Company may issue an unlimited principal amount of Notes under the Indenture, $470,000,000 aggregate principal amount of the Original Notes are issued and outstanding as of the date of this prospectus and up to $470,000,000 aggregate principal amount will be issued in exchange for Original Notes in this exchange offer. The Company may issue additional Notes under the Indenture from time to time after this exchange offer (the “Additional Notes”). Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Liens”. The $50,000,000 aggregate principal amount of Original Notes issued on April 28, 2010 constituted Additional Notes and were issued in reliance on exceptions from the covenants described above; however, for purposes of this “Description of the New Notes,” the term “Additional Notes” does not refer to any outstanding Original Notes. The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company issued the Original Notes, and will issue the New Notes, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 15, 2017.

Interest on the New Notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2010. The Company will make each interest payment to the holders of record on the immediately preceding June 1 and December 1 of each year, respectively.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company in writing, the Company will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee is initially acting as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders are required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Security for the Notes

The payment of the Notes, when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to the Note Guarantees, and the performance of all other obligations of the Company and its Restricted Subsidiaries under the Note Documents are secured by first-priority liens on the Collateral as provided in the Security Documents. The Company will be permitted to incur additional debt which may be secured equally and ratably with the holders of the Notes by first-priority liens on the Collateral or which may be secured by Liens junior to the Liens securing the Notes, in each case subject to compliance with the covenant below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and clause (1) of the definition of Permitted Liens. The agent or representative of any Parity Lien Debt or any Junior Lien Obligations shall become a party to the Security Documents by joinder agreement.

Collateral Trustee

The Company has appointed U.S. Bank National Association or one of its affiliates to serve as the collateral trustee (the “Collateral Trustee”) for the benefit of the holders of the Secured Debt Obligations outstanding from time to time. The Security Documents provide that the collateral agent may not be the same institution serving as any Parity Lien Debt Administrative Agent (including the trustee under the Indenture) or Junior Lien Debt Administrative Agent.

The Security Documents provide that the Collateral Trustee is subject to such directions as may be given it by the trustee and by any other Parity Lien Debt Administrative Agents from time to time as required or permitted by the Indenture and the other Parity Lien Debt Documents. The relative rights with respect to control of the Collateral Trustee are specified in the collateral trust agreement by and among the Company, the Guarantors, the trustee, any Parity Lien Debt Administrative Agents, any Junior Lien Debt Administrative Agents and the Collateral Trustee (as amended, the “Collateral Trust Agreement”). Except as provided in the Collateral Trust Agreement or as directed by an Act of Required Debtholders, the Collateral Trustee is not obligated:

1. to act upon directions purported to be delivered to it by any other Person;

2. to foreclose upon or otherwise enforce any Lien; or

3. to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Collateral

The Indenture and the Security Documents provide that the Notes and the Note Guarantees will be secured together with any other Parity Lien Debt on an equal and ratable basis by first-priority security interests granted to the collateral trustee, in all of the following property of the Company and any Guarantor (collectively, the “Collateral”):

(1) the right, title and interest of the Company and each Guarantor in and to the following, whether now owned or hereafter acquired:

(a) all real property, fixtures and equipment;

(b) all inventory;

(c) all accounts, chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property;

(d) all issued and outstanding Capital Stock of each of Domestic Subsidiary except Technology Center of the Americas, LLC and Terremark Federal Group, Inc.;

(e) 65% of all issued and outstanding Capital Stock of each of Foreign Subsidiary;

(f) all Indebtedness owed to the Company or any Guarantor;

(g) all other investment property, including, without limitation, all securities, security entitlements, securities accounts, commodity contracts and commodity accounts;

(h) customer contracts, intellectual property agreements and licenses and hedge agreements, to which the Company or any Guarantor is now or may hereafter become a party, and all rights of the Company or such Guarantor thereunder;

(i) all deposit accounts and cash collateral accounts, and promissory notes, certificates of deposit, deposit accounts, checks and other instruments, and all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(j) all intellectual property, including all patents, patent applications, trademarks, trademark applications, copyrights, computer software, trade secrets, and all registrations and applications for registration for any of the foregoing;

(k) all commercial tort claims;

(2) all books and records pertaining to any of the Collateral; and

(3) to the extent not otherwise included, all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral, and, to the extent not otherwise included, all (A) payments under insurance, or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash;

provided, that the Collateral will not at any time include any property that is, at such time, an Excluded Asset.

Excluded Assets include (1) the interests of the Company or any Guarantor in contracts with government authorities relating to the Permitted Business, (2) any leasehold interests held by the Company or any Guarantor on the issue date of the Notes, which includes the leasehold interest in the real property upon which the NAP of the Americas/West is situated, and (3) any future leasehold interests held by the Company or any Guarantor requiring consent of the lessor, for which the Company is unable to obtain such consent after having used its commercially reasonable efforts to obtain such consent. Such assets are Excluded Assets because a security interest in the leaseholds or contracts pursuant to which these assets are held may be granted only after receipt of the consent of the respective landlords and, in the case of the government contracts, certain governmental authorities, which consents may be difficult, if not impossible, to obtain given the landlords and governmental authorities are not obligated to give them and certain of the government contracts are classified. “Risk Factors — Risks relating to the Notes — Not all of the assets related to, or needed for the operation of, the Collateral will be pledged to secure the New Notes. The value of the Collateral may be diminished by the absence of security interests in, and assured access to, those assets.” The following assets are included in the Collateral but the Lien of the Collateral Trustee thereon shall not be required to be perfected to the extent that such perfection may not be accomplished by filing of UCC financing statements: certain deposit, checking or securities accounts with balances below $2.5 million, so long as the aggregate balance of all such deposit, checking and securities accounts does not at any one time exceed $10.0 million. With the exception of the foregoing, the Collateral comprises substantially all of the assets of the Company and its Domestic Subsidiaries. Assets of our Foreign Subsidiaries, which are not a part of the collateral securing the Notes, formed 9% of our total assets as of December 31, 2009. Agencies of the federal government accounted for approximately 24% of our revenues for the year ended March 31, 2009 and 22% of our revenues for the nine months ended December 31, 2009.

Additional Parity Lien Debt

The Indenture and the Security Documents provide that the Company and the Guarantors may incur additional Parity Lien Debt as permitted by clause (1) under Permitted Liens, by issuing Additional Notes under the Indenture or under one or more additional indentures, incurring additional Indebtedness under Credit Facilities or otherwise issuing or increasing a new Series of Secured Debt secured by Parity Liens on the Collateral. All additional Parity Lien Debt will be pari passu with the Notes, will be guaranteed on a pari passu basis by each Guarantor and will be secured equally and ratably with the Notes by Liens on the Collateral held by the Collateral Trustee for as long as the Notes and the Notes Guarantees are secured by the Collateral. The Collateral Trustee under the Collateral Trust Agreement will hold all Parity Liens in trust for the benefit of the Holders of the Notes and the holders of any future Parity Lien Debt and all other Parity Lien Obligations. Additional Parity Lien Debt will be permitted to be secured by the Collateral only if such Parity Lien Debt and the related Parity Liens are permitted to be incurred under the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Certain Covenants — Liens.”

Future Junior Lien Debt

The Indenture and the Security Documents provide that the Company and the Guarantors may incur Junior Lien Debt in the future by issuing notes under one or more new Indentures, incurring additional Indebtedness under Credit Facilities or otherwise issuing or increasing a new Series of Secured Debt secured by Junior Liens on the Collateral. Junior Lien Debt will be permitted to be secured by the Collateral only if such Junior Lien Debt and the related Junior Liens are permitted to be incurred under the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Certain Covenants — Liens.” The Collateral Trustee under the Collateral Trust Agreement will hold all Junior Liens in trust for the benefit of the holders of any Junior Lien Debt and all other Junior Lien Obligations.

Enforcement of Liens

If the Collateral Trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Secured Debt Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the Collateral Trustee will await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable to preserve and protect the value of the Collateral.

Until the Discharge of Parity Lien Obligations, the Holders of the Notes and the holders of other future Parity Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4), the exclusive right to authorize and direct the Collateral Trustee with respect to the Security Documents and the Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral), and neither the provisions of the Security Documents relating thereto (other than in accordance with the Collateral Trust Agreement) nor any Junior Lien Representative or holder of Junior Lien Obligations, if any, may authorize or direct the Collateral Trustee with respect to such matters. Notwithstanding the foregoing, the holders of Junior Lien Obligations may direct the Collateral Trustee with respect to such matters:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Parity Lien Obligations;

(2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Parity Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Parity Lien Obligations;

(3) as necessary to perfect or establish the priority (subject to Parity Liens) of the Junior Liens upon any Collateral; provided that, unless otherwise agreed to by the Collateral Trustee in the Security Documents, the holders of Junior Lien Obligations may not require the Collateral Trustee to take any action to perfect any Collateral through possession or control (other than the Collateral Trustee agreeing pursuant to the Collateral Trust Agreement as agent for the benefit of the Parity Lien Representative and holders of the Parity Lien Obligations to act as bailee for the Collateral Trustee for the benefit of the Junior Lien Representatives and holders of the Junior Lien Obligations); or

(4) as necessary to create, prove, preserve or protect (but not enforce) the Junior Liens upon any Collateral.

Both before and during an insolvency or liquidation proceeding until the Discharge of Parity Lien Obligations, none of the holders of Junior Lien Obligations, the Collateral Trustee (unless acting pursuant to an Act of Required Debtholders) or any Junior Lien Representative will be permitted to:

(1) request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Parity Lien Obligations in respect of the Parity Liens or that would limit, invalidate, avoid or set aside any Parity Lien or subordinate the Parity Liens to the Junior Liens or grant the Junior Liens equal ranking to the Parity Liens;

(2) oppose or otherwise contest any motion for (A) relief from the automatic stay or (B) any injunction against foreclosure or (C) any enforcement of Parity Liens, in each case made by any holder of Parity Lien Obligations or any Parity Lien Representative in any insolvency or liquidation proceeding;

(3) oppose or otherwise contest any lawful exercise by any holder of Parity Lien Obligations or any Parity Lien Representative of the right to credit bid Parity Lien Obligations at any sale of Collateral in the foreclosure of Parity Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Parity Lien Obligations or any Parity Lien Representative relating to the lawful enforcement of any Parity Lien; or

(5) challenge the validity, enforceability, perfection or priority of the Parity Liens with respect to the Collateral.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of Junior Lien Obligations or Junior Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against the Company or any Guarantor in accordance with applicable law; provided the Collateral Trust Agreement provides that no holder of Junior Lien Obligations or Junior Lien Representative will be permitted to take any of the actions prohibited by clauses (1) through (5) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “— Insolvency or Liquidation Proceedings.”

At any time prior to the Discharge of Parity Lien Obligations and after (1) the commencement of any insolvency or liquidation proceeding in respect of the Company or any Guarantor or (2) the Collateral Trustee and each Junior Lien Representative have received written notice from any Parity Lien Representative stating that (A) any Series of Parity Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (B) the holders of Parity Liens securing one or more Series of Parity Lien Debt have become entitled under any Parity Lien Document to and desire to enforce any or all of the Parity Liens by reason of a default under such Parity Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by the Company or any Guarantor to the Collateral Trustee (other than distributions to the Collateral Trustee for the benefit of the holders of Parity Lien Obligations), any Junior Lien Representative or any holder of Junior Lien Obligations (including, without limitation, payments and prepayments made for application to Junior Lien Obligations).

All proceeds of Collateral received by the Collateral Trustee, any Junior Lien Representative or any holder of Junior Lien Obligations in violation of the immediately preceding paragraph will be held by such Person in trust for the account of the holders of Parity Lien Obligations and remitted to any Parity Lien Representative upon demand by such Parity Lien Representative. The Junior Liens will remain attached to and, subject to the provisions described under the caption “— Provisions of the Indenture Relating to Security — Ranking of Parity Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the Collateral Trustee, any Junior Lien Representative or any holder of Junior Lien Obligations not in violation of the immediately preceding paragraph will be received by such Person free from the Parity Liens.

Waiver of Right of Marshalling

The Collateral Trust Agreement provides that, prior to the Discharge of Parity Lien Obligations, the holders of Junior Lien Obligations, each Junior Lien Representative and the Collateral Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Parity Lien Obligations and the Parity Lien Representatives (in their capacity as senior or priority lienholders) with respect to the Collateral. Following the Discharge of Parity Lien Obligations, the holders of Junior Lien Obligations and any Junior Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Parity Lien Obligations.

Insolvency or Liquidation Proceedings

If in any insolvency or liquidation proceeding and prior to the Discharge of Parity Lien Obligations, the holders of Parity Lien Obligations by an Act of Required Debtholders consent to any order:

(1) for use of cash collateral;

(2) approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Parity Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3) granting any relief on account of Parity Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Parity Lien Obligations in the Collateral; or

(4) relating to a sale of assets of the Company or any Guarantor that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Parity Liens and Junior Liens will attach to the proceeds of the sale;

then, the holders of Junior Lien Obligations and the Junior Lien Representatives will not oppose or otherwise contest the entry of such order, provided, that the holders of Junior Lien Obligations or a Junior Lien Representative may request the grant to the Collateral Trustee, for the benefit of the holders of Junior Lien Obligations and the Junior Lien Representatives, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Parity Lien Obligations, co-extensive in all respects with, but subordinated, as provided in the provisions described under the caption “— Provisions of the Indenture Relating to Security — Ranking of Parity Liens,” to, such Lien and all Parity Liens on such property. The holders of Parity Lien Obligations (including the Holders of the Notes) and the Parity Lien Representatives (including the Trustee) will agree not to oppose or otherwise contest in any respect any request made by the Junior Lien Representatives for a junior Lien pursuant to the proviso to the preceding sentence.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of Junior Lien Obligations and the Junior Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against the Company or any Guarantor in accordance with applicable law; provided that the Collateral Trust Agreement provides that no holder of Junior Lien Obligations or Junior Lien Representative will be permitted to take any of the actions prohibited under the third and fourth paragraphs of the provisions described above under the caption “— Enforcement of Liens,” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

Neither the holders of Junior Lien Obligations nor any Junior Lien Representative will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Junior Liens, except that:

(1) they may freely seek and obtain relief granting a junior Lien co-extensive in all respects with, but subordinated, as provided in the provisions described under the caption “— Provisions of the Indenture Relating to Security — Ranking of Parity Liens,” to, all Liens granted in such insolvency or liquidation proceeding to, or for the benefit of, the holders of Parity Lien Obligations; and

(2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Parity Lien Obligations.

Order of Application

The Collateral Trust Agreement provides that if any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Trustee in the Security Documents, the proceeds received by the Collateral Trustee from such foreclosure, collection or other enforcement will be distributed by the Collateral Trustee in the following order of application:

FIRST, to the payment of all amounts payable under the Collateral Trust Agreement on account of the Collateral Trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent of the Collateral Trustee in connection with any security document;

SECOND, to the respective Parity Lien Representatives for application, after payment of any fees and expenses (including but not limited to, attorney’s fees and expenses) of such Parity Lien Representative, to the payment of all outstanding Notes and other Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Notes and other Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit constituting Parity Lien Debt);

THIRD, to the respective Junior Lien Representatives for application to the payment of all outstanding Junior Lien Debt and any other Junior Lien Obligations that are then due and payable in such order as may be provided in the Junior Lien Documents in an amount sufficient to pay in full in cash all outstanding Junior Lien Debt and all other Junior Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Junior Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Junior Lien Document) of all outstanding letters of credit, if any, constituting Junior Lien Debt); and

FOURTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Guarantor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

If any Junior Lien Representative or any holder of a Junior Lien Obligation collects or receives any proceeds in respect of any foreclosure, collection or other enforcement to which it was not entitled pursuant to the terms of the immediately preceding paragraphs, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such Junior Lien Representative or such holder of a Junior Lien Obligation, as the case may be, will forthwith deliver the same to the Collateral Trustee to be applied in accordance with the provisions set forth in the immediately preceding paragraphs. Until so delivered, such proceeds will be held by that Junior Lien Representative or that holder of a Junior Lien Obligation, as the case may be, in trust for the benefit of the holders of the Parity Lien Obligations. These provisions will not apply to payments received by any holder of Junior Lien Obligations if such payments are not proceeds of, or the result of a realization upon, Collateral.

The provisions set forth above under this caption “— Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Debt Obligations, each present and future Secured Debt Representative and the Collateral Trustee as holder of Parity Liens and Junior Liens. The Company will be required to cause the Secured Debt Representative of each future Series of Secured Debt to deliver a joinder to the Collateral Trust Agreement, including a Lien Sharing and Priority Confirmation, to the Collateral Trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

In connection with the application of proceeds in accordance with the provisions set forth above under this caption “Order of Application,” except as otherwise directed by an Act of Required Debtholders, the Collateral Trustee may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

Permitted Ordinary Course Activities with Respect to the Collateral

Notwithstanding the provisions described below relating to releases of the Collateral, subject to the provisions of the Indenture, the Company and the Guarantors may, among other things, without any release or consent by the Collateral Trustee or the trustee, conduct ordinary course activities with respect to the Collateral, which do not individually or in the aggregate materially adversely affect the value of the Collateral. The Company must deliver to the trustee and to the Collateral Trustee, within 60 calendar days following the end of each six-month period ending on March 31 and September 30 of any year, an Officers’ Certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the trustee or Collateral Trustee was obtained were in the ordinary course of the Company’s and the Guarantors’ business and that the net proceeds thereof, if any, were used as permitted by the Indenture and the Security Documents.

Release of Security Interests

The Security Documents provide that the Collateral will be released:

1. in whole, upon (a) payment in full of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time such debt is paid in full and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization in an account maintained by the Collateral Trustee (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents, provided that the Company has delivered an Officer’s Certificate to the Collateral Trustee certifying that the conditions described in this paragraph (1) have been met and that such release of the Collateral does not violate the terms of the Secured Debt Documents or the Security Documents;

2. with respect to the Note Obligations only, upon satisfaction and discharge of the Indenture as set forth under the caption “— Satisfaction and Discharge”;

3. with respect to the Note Obligations only, upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “— Legal Defeasance and Covenant Defeasance”;

4. with respect to the Note Obligations only, upon payment in full of the Notes and all other Note Obligations that are outstanding, due and payable at the time the Notes are paid in full;

5. with respect to any Secured Debt Obligations (other than Note Obligations) only, upon payment in full of such other Secured Debt and all Parity Lien Obligations in respect thereof that are outstanding, due and payable at the time such Parity Lien Obligations are paid in full;

6. as to a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) the Company has delivered an Officers’ Certificate to the Collateral Trustee certifying that any such necessary consents have been obtained and that such release of the Collateral does not violate the terms of the Secured Debt Documents or the Security Documents;

7. as to a release of less than all or substantially all of the Collateral, if (A) consent to the release of all Parity Liens (or, at any time after the Discharge of Parity Lien Obligations, consent to the release of all Junior Liens) on such Collateral has been given by the requisite percentage or number of holders of each Series of Parity Lien Debt at the time outstanding as provided for in the Parity Lien Documents (or, at any time after the Discharge of Parity Lien Obligations, the requisite percentage or number of holders of each Series of Junior Lien Debt at the time outstanding as provided for in the Junior Lien Documents) and (B) the Company has delivered an Officer’s Certificate to the Collateral Trustee certifying that any such necessary consents have been obtained and that such release of the Collateral does not violate the terms of the Secured Debt Documents or the Security Documents;

8. as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any Guarantor (including indirectly, by way of a sale or other disposition of Capital Stock of that Guarantor) to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Guarantor in a transaction or other circumstance that is not prohibited by the terms of any applicable Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of, provided that, except in the circumstances described above under the caption “— Permitted Ordinary Course Activities with Respect to the Collateral,” the Company has delivered an Officer’s Certificate to the Collateral Trustee certifying that any such sale, transfer or other disposition does not violate the terms of the applicable Secured Debt Documents;

9. with respect to the Note Obligations only, in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions described below under the caption “— Amendment, Supplement and Waiver,” and upon delivery of instructions and any other documentation, in each case as required by the Indenture and the Security Documents, in a form satisfactory to the Collateral Trustee;

10. as to the Capital Stock of any Restricted Subsidiary, if the Company designates that Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

11. with respect to the Note Obligations only (and with respect to any other Secured Debt as specified in the relevant Secured Debt Documents) as to the Capital Stock of any Subsidiary, if securing the Notes with the Capital Stock of such Subsidiary as provided by clause 1(d) or 1(e) under the caption” — Collateral” would give rise to an obligation of the Company to prepare audited financial statements of such Subsidiary in order to comply with Regulation S-X, but only if such obligation did not arise as a result of the transfer of assets to such Subsidiary, the transfer of assets to another Subsidiary or any recapitalization of any Subsidiary by the Company or any of its Subsidiaries.

The Company will comply with the provisions of TIA § 314(b).

To the extent applicable, the Company will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities or relating to the substitution therefore of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to one or a series of released Collateral.

To the extent applicable, the Company will furnish to the trustee, prior to each proposed release of Collateral pursuant to the Security Documents:

1. all documents required by TIA § 314(d); and

2. an opinion of counsel to the effect that such accompanying documents constitute all documents required by TIA § 314(d).

If any Collateral is released in accordance with the Indenture or any Security Document and if the Company has delivered the certificates and documents required by the security documents and this covenant, the trustee will deliver a certificate to the collateral agent stating that it has received such documentation.

Amendment

The Collateral Trust Agreement provides that no amendment or supplement to the provisions of the Collateral Trust Agreement or any other security document will be effective without the approval of the Collateral Trustee acting as directed by an Act of Required Debtholders, except that:

(1) any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Trustee therein, (b) curing any ambiguity, defect or inconsistency; (c) providing for the assumption of the Company or any Guarantor’s obligations under any security document in the case of a merger or consolidation or sale of all or substantially all of the Company or such Guarantor’s assets, as applicable; or (d) making any change that would provide any additional rights or benefits to the holders of Secured Debt Obligations, the Secured Debt Representatives or the Collateral Trustee or that does not adversely affect the legal rights under any Secured Debt Document of any holder of Secured Debt Obligations, the Secured Debt Representatives or the Collateral Trustee, will, in each case, become effective when executed and delivered by the Company or any other applicable Guarantor party thereto and the Collateral Trustee;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Debt Obligations:

(a) to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Parity Lien Debtholders or Required Junior Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders,” “Required Parity Lien Debtholders” or “Required Junior Lien Debtholders”);

(b) to share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described above under “— Release of Security Interests”; or

(c) to require that Liens securing Secured Debt Obligations be released only as set forth in the provisions described above under the caption “— Release of Security Interests,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Documents; and

(3) no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Secured Debt Representative or adversely affects the rights of the Collateral Trustee, as determined by the Collateral Trustee in its sole discretion, or any Secured Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Trustee or such Secured Debt Representative, respectively.

Notwithstanding the foregoing clause (1), but subject to clauses (2) and (3) above:

(1) any security document that secures Junior Lien Obligations (but not Parity Lien Obligations) may be amended or supplemented with the approval of the Collateral Trustee acting as directed in writing by the Required Junior Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the Collateral Trust Agreement or the other Parity Lien Documents; and

(2) any amendment or waiver of, or any consent under, any provision of the Collateral Trust Agreement or any other security document that secures Parity Lien Obligations (except any such amendment, waiver or consent that releases Collateral with respect to which any consent of holders of Junior Lien Debt is required pursuant to the Collateral Trust Agreement, which will be governed by the provisions set forth above) will apply automatically to any comparable provision of any comparable Junior Lien Document without the consent of or notice to any holder of Junior Lien Obligations and without any action by the Company or any Guarantor or any Holder of Notes or holder of other Junior Lien Obligations.

Voting

In connection with any matter under the Collateral Trust Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate outstanding principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will vote the total amount of Secured Debt under that Series of Secured Debt as a block in respect of any vote under the Collateral Trust Agreement.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

The Indenture provides that, notwithstanding:

(1) anything contained in the Collateral Trust Agreement or in any other Security Documents;

(2) the time of incurrence of any Series of Parity Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Parity Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens granted at any time by the Company or any Guarantor will secure, equally and ratably, all present and future Parity Lien Obligations.

The foregoing section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the Collateral Trustee as holder of Parity Liens.

Ranking of Parity Liens

The Indenture will require the Junior Lien Documents, if any, to provide that, notwithstanding:

(1) anything to the contrary contained in the Security Documents;

(2) the time of incurrence of any Series of Parity Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Junior Liens at any time granted by the Company or any Guarantor will be subject and subordinate to all Parity Liens securing Parity Lien Obligations.

The Indenture also requires the Junior Lien Documents, if any, to provide that the provisions described in the foregoing clauses (1)-(7) are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the Collateral Trustee as holder of Parity Liens.

Relative Rights

The Indenture requires that nothing in any Junior Lien Documents will:

(1) impair, as between the Company and the Holders of the Notes, the obligation of the Company to pay principal, premium, if any, and interest on the Notes in accordance with their terms or any other obligation of the Company or any Guarantor under the Indenture;

(2) affect the relative rights of Holders of Notes as against any other creditors of the Company or any Guarantor (other than holders of Junior Liens or other Parity Liens);

(3) restrict the right of any Holder of Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above in “— Security for the Notes” under the captions “— Enforcement of Liens” or “— Insolvency or Liquidation Proceedings”);

(4) restrict or prevent any Holder of Notes or holder of other Parity Lien Obligations, the Collateral Trustee or any other Person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions described above in “— Security for the Notes” under the captions “— Enforcement of Liens” or “— Insolvency or Liquidation Proceedings”; or

(5) restrict or prevent any Holder of Notes or holder of other Parity Lien Obligations, the trustee, the Collateral Trustee or any other Person from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the provisions described above in “— Security for the Notes” under the captions “— Enforcement of Liens” or “— Insolvency or Liquidation Proceedings.”

Further Assurances; Insurance

The Indenture and the Security Documents provide that the Company and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Secured Debt Representatives and holders of Secured Debt Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents; provided that the Company and the Guarantor shall not be required to provide, and the Collateral Trustee shall not request, any additional mortgages in respect of any additional real property described in the definition of Collateral which has a Fair Market Value of less than $5.0 million.

Upon the reasonable request of the Collateral Trustee or any Secured Debt Representative at any time and from time to time, the Company and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Debt Obligations.

The Company and the Guarantors have agreed to take, on or prior to June 27, 2010, all necessary actions to amend the documents governing the mortgages on the Company’s real estate and the pledge of the equity of the Company’s foreign subsidiaries to reflect the issuance of the additional $50 million of Original Notes on April 28, 2010.

The Indenture and the Security Documents require that the Company and the Guarantors:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law; and

(4) maintain such other insurance as may be required by the Security Documents.

The Collateral Trustee is named as an additional insured and loss payee as its interests may appear, to the extent required by the Security Documents. Upon the request of the Collateral Trustee, the Company and the Guarantors will furnish to the Collateral Trustee full information as to their property and liability insurance carriers.

Guarantees

The New Notes will be guaranteed by all of the Company’s Domestic Subsidiaries existing on the Issue Date and by all future Domestic Subsidiaries and all of the Company’s future Restricted Subsidiaries that are or become required to issue Note Guarantees pursuant to the covenant described below under the caption “— Certain Covenants — Additional Guarantees.” The Note Guarantees will be joint and several obligations of the Guarantors and will be secured by first-priority liens on the Collateral. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. As of December 31, 2009, the Guarantors had $454.6 million of unsubordinated Indebtedness, including the Note Guarantees but excluding intercompany Indebtedness.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Guarantee pursuant to a supplemental Indenture reasonably satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See “— Repurchase at the Option of Holders — Asset Sales”.

The Note Guarantee of a Guarantor (and the security interest in the Collateral owned by such Guarantor) will be released:

(1) in connection with any sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock of a Guarantor following which such Guarantor is no longer a Restricted Subsidiary of the Company, if the sale, disposition, exchange or other transfer complies with the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) if the Company designates that Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(3) upon the release or discharge of the guarantee which resulted in the creation of its Note Guarantee pursuant to the covenant described below under the caption “— Certain Covenants — Additional Guarantees,” except a discharge or release by or as a result of a payment under such guarantee; or

(4) upon the exercise of the Company of its Legal Defeasance or Covenant Defeasance option as described under “— Legal Defeasance and Covenant Defeasance” or the discharge of the Indenture as described under “— Satisfaction and Discharge.”

Mandatory Redemption; Open Market Purchases

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the caption “— Repurchase at the Option of Holders.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

At any time prior to June 15, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 112.000% of the principal amount, plus accrued and unpaid interest to the applicable redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

At any time prior to June 15, 2013, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after June 15, 2013, the Company may redeem all or a part of the Notes on any one or more occasions, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on June 15 of each of the years indicated below:

Year	Percentage

2013	106.000%
2014	103.000%
2015 and thereafter	100.000%

Selection and Notice of Redemption

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company has previously or concurrently mailed a redemption notice with respect to all outstanding Notes as described under “— Optional Redemption,” each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of repurchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the change of control payment date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company or its designated agent will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes accepted for purchase together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Any future credit agreements or other similar agreements to which the Company becomes a party may provide that certain change of control events with respect to the Company would constitute a default under such agreements and may also prohibit the Company from purchasing any Notes. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements. In addition, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — Risks Related to the Notes — We may not be able to make the change of control offer required by the Indenture.”

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer.

Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, holders of Notes may not be entitled to require the Company to purchase their Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors.

Asset Sales

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale of any Collateral unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Collateral sold or otherwise disposed of;

(2) the Fair Market Value is set forth in an Officers’ Certificate delivered to the trustee;

(3) at least 75% of the consideration received in the Asset Sale of the Collateral by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Permitted Assets constituting Collateral or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Restricted Subsidiary of the Company) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(4) the consideration (to the extent they are not Excluded Assets) received from such Asset Sale is concurrently added to the Collateral securing the Notes.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale of Collateral, the Company or the applicable Restricted Subsidiary may apply those Net Proceeds:

(1) to repay or prepay Parity Lien Debt (other than the Notes) (and, in the case of revolving loans and other similar obligations, permanently reduce the commitment thereunder) on a pro rata basis, but only up to an aggregate principal amount equal to such Net Proceeds to be used to repay Indebtedness pursuant to this clause (1) multiplied by a fraction, the numerator of which is the aggregate principal amount of such Indebtedness to be repaid, prepaid, defeased, redeemed, purchased or otherwise retired and the denominator of which is the aggregate principal amount of all Parity Lien Debt, based on amounts outstanding on the date of closing of such Asset Sale; provided that the Company uses the remaining Net Proceeds to repay Indebtedness pursuant to this clause (1) to make an offer to purchase (an “Asset Sale Offer”) from the Holders of the Notes on a pro rata basis, an aggregate principal amount of Notes equal to such remaining Net Proceeds at a purchase price equal to 100% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the payment date; or

(2) to make a capital expenditure on Permitted Assets constituting Collateral or acquire Permitted Assets; provided, however, that such assets are concurrently with their acquisition added to the Collateral securing the Notes;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such commitment requires that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment and such commitment is not terminated or abandoned. Pending the final application of any Net Proceeds, the Company may temporarily invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $15.0 million, or, at the Company’s option, earlier, the Company will make an Asset Sale Offer to all holders of Notes and all holders of other Parity Lien Debt that may be purchased out of the Collateral Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount (or accreted value, if applicable) plus accrued and unpaid interest to the date of purchase (subject to the rights of holders of record on the relevant record date to receive interest payable on the relevant interest payment date), and will be payable in cash. If any Collateral Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Collateral Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Collateral Excess Proceeds, the trustee will select the Notes and such other Parity Lien Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Collateral Excess Proceeds will be reset at zero.

(b) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than an Asset Sale of Collateral) unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the Fair Market Value is set forth in an Officers’ Certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Permitted Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Restricted Subsidiary of the Company) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale pursuant to this clause, the Company or the applicable Restricted Subsidiary may apply those Net Proceeds:

(1) to repay or prepay secured Indebtedness or any Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor, in each case other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company and, if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto,

(2) to make a capital expenditure, or (3) to acquire Permitted Assets.

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such commitment requires that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment and such commitment is not terminated or abandoned. Pending the final application of any Net Proceeds, the Company may temporarily invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million or earlier at the Company’s option, the Company will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount (or accreted value, if applicable) plus accrued and unpaid interest to the date of purchase (subject to the rights of holders of record on the relevant record date to receive interest payable on the relevant interest payment date), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall purchase the Notes and such other pari passu Indebtedness on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Any future credit agreements or other similar agreements to which the Company becomes a party may prohibit the Company from purchasing any Notes. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements. In addition, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources.

Certain Covenants

Covenant Suspension

Following the first day (the “Suspension Date”) that:

(1) the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default or Event of Default has occurred and is continuing under the Indenture,

(together, the “Suspension Conditions”) the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture with respect to such series of Notes:

•	‘‘— Incurrence of Indebtedness and Issuance of Preferred Stock”;

•	‘‘— Restricted Payments”;

•	‘‘— Repurchase of the Option of Holders — Asset Sales”;

•	‘‘— Transaction with Affiliates”;

•	‘‘— Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

•	clause (4) of the first paragraph of the covenant described under “— Merger, Consolidation or Sale of Assets”

(collectively, the “Suspended Covenants”).

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, on any subsequent date (the “Reversion Date”), either or both of the Rating Agencies withdraw their ratings or downgrade their ratings assigned to the Notes below the required Investment Grade Ratings, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants until the Suspension Conditions are again satisfied with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Company may not designate any Subsidiary as an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of the covenant described under ‘‘— Incurrence of Indebtedness and Issuance of Preferred Stock” or one of the clauses set forth in the second paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of the covenant described under ‘‘— Incurrence of Indebtedness and Issuance of Preferred Stock,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the second paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “— Restricted Payments” will be made as though the covenant described under “— Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “— Restricted Payments” and the items specified in subclauses (C)(a) through (C)(e) of the first paragraph of the covenant described under “— Restricted Payments” will increase the amount available to be made under such first paragraph. For purposes of determining compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales,” the amount of Excess Proceeds and Collateral Excess Proceeds will be deemed to be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment on account of such Equity Interests in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), in whole or in part, any Equity Interests of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (8) and (10) of the next succeeding paragraph) is less than the sum, without duplication, of:

(a) the Consolidated Cash Flow of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter during which the Issue Date falls to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less 2.0 times the Company’s Fixed Charges for the same period, plus

(b) 100% of the aggregate net proceeds received by the Company (including the Fair Market Value of any Permitted Business acquired in a stock transaction) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock or Equity Interests issued or sold to a Subsidiary of the Company or Equity Interests issued or sold to an employee stock option plan or a trust established by the Company or its Subsidiaries for the benefit of their employees), plus

(c) 100% of the aggregate amount by which Indebtedness or Disqualified Stock issued by the Company or Indebtedness or preferred stock issued by any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange into Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), in each case to a party other than the Company or one of its Restricted Subsidiaries, plus

(d) 100% of the aggregate amount received in cash and the Fair Market Value of property and marketable securities received by means of (x) the sale or other disposition (other than to the Company or its Restricted Subsidiaries) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Company or its Restricted Subsidiaries or (y) the sale (other than to the Company or its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary or any dividend or other distribution from an Unrestricted Subsidiary; plus

(e) to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation.

So long as (except with respect to clauses (1), (2), (3), (4), (5), (7), (8), (10) and (11) below) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale after the Issue Date (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the contribution of common equity capital to the Company; provided, that such Restricted Payment is made within 60 days after the receipt by the Company or a Restricted Subsidiary of the net cash proceeds from such sale or contribution, as the case may be; provided further that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Company that is subordinated to the Notes, or Indebtedness of any Guarantor that is subordinated to such Guarantor’s Note Guarantee, in each case, in exchange for or with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, purchase, redemption or other acquisition or retirement for value of, any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or future member of the Company’s (or any of its Restricted Subsidiaries’) management, directors or employees pursuant to any management equity subscription agreement, stock option agreement or similar agreement or upon the death, disability or termination of employment of such directors, officers or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any fiscal year (with unused amounts carried over to succeeding years subject to a maximum of $2.0 million in any fiscal year); provided further, that such amount in any fiscal year may be increased by an amount equal to the net cash proceeds from the sale of Equity Interests of the Company to current or future member of management, directors or employees that occurs after the Issue Date (provided that the amount of any such net cash proceeds will be excluded from clause (C)(b) of the preceding paragraph);

(5) payment of ordinary dividends on Disqualified Stock issued after the Issue Date pursuant to the terms thereof as in effect on the date of issuance; provided, that such Disqualified Stock was issued in accordance with the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and such dividends are included in Fixed Charges;

(6) the making of other Restricted Payments in an aggregate amount not to exceed $10.0 million since the Issue Date;

(7) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represents a portion of the exercise price thereof;

(8) the repurchase, redemption or other acquisition for value of Equity Interests of the Company or any direct or indirect parent representing solely fractional shares of such Equity Interests in connection with a merger, consolidation, amalgamation or other combination involving the Company or any direct or indirect parent;

(9) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness that is subordinated to the Notes or the Note Guarantees (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to those set forth under the caption “— Repurchase at the Option of Holders — Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to those set forth under the caption “— Repurchase at the Option of Holders — Asset Sale”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenants and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(10) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis;

(11) the payment of cash dividends in respect of the Company’s Series I Convertible Preferred Stock, par value $.001; provided, however, that the aggregate amount of all such payments shall not exceed $1.0 million in any fiscal year; and

(12) the purchase, redemption or other acquisition or retirement for value, in whole or in part, of shares of the Company’s Series I Convertible Preferred Stock for an aggregate consideration not to exceed $8.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (12) above or is entitled to be made according to the first paragraph of this covenant, the Company may, in its sole discretion, classify or reclassify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) or issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and a Guarantor may Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock if the Company’s Fixed Charge Coverage Ratio would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available.

The first paragraph of this covenant will not prohibit any of the following (collectively, “Permitted Debt”):

(1) the Incurrence by the Company and the Guarantors of Indebtedness and letters of credit under Credit Facilities, and guarantees relating thereto, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder) not to exceed $50.0 million.

(2) the Incurrence of Existing Indebtedness (other than Indebtedness described under clause (3) or (6) of this paragraph), including guarantees after the Issue Date of Existing Indebtedness;

(3) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees issued under the Indenture on the Issue Date and any Notes and Note Guarantees issued in exchange therefore in accordance with the registration rights agreements;

(4) the Incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness and Obligations represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used or useful in the business of the Company or such Restricted Subsidiary of the Company, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (i) $20.0 million and (ii) 3.5% of Total Assets at any time outstanding;

(5) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (10) or (15) of this paragraph;

(6) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of preferred stock between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an Incurrence of such Indebtedness or preferred stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Incurrence by the Company or any Restricted Subsidiary of the Company of Hedging Obligations, provided that such Hedging Obligations were incurred in the ordinary course of business and not for speculative purposes;

(8) the guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(9) Indebtedness and Obligations in connection with one or more standby letters of credit, guarantees, performance or surety bond or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money;

(10) the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $10.0 million;

(11) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days following its incurrence;

(12) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(13) customary indemnification, adjustment of purchase price or similar obligations, including title insurance, of the Company or any Restricted Subsidiary, in each case, incurred in connection with the disposition of any assets of the Company or any such Restricted Subsidiary (other than guarantees incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition) so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(14) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(15) the Incurrence by the Company or a Guarantor of Indebtedness Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including the acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary) used in a Permitted Business, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (15), not to exceed $75.0 million at any one time outstanding;

(16) the Incurrence by any Foreign Subsidiary of Indebtedness in an aggregate amount not to exceed $10.0 million at any one time outstanding; and

(17) the Incurrence by the Company or any Restricted Subsidiary of Capital Lease Obligations Incurred on behalf or otherwise at the behest of a Qualified Customer that directly or indirectly through a similar lease arrangement with the Company pays all costs attributable thereto; provided, however, that both leases have substantially similar terms, including, but not limited to, having the same expiration date, payment and termination provisions; and provided further, however, that the Company or any Restricted Subsidiary shall immediately terminate its lease with a Qualified Customer that created the Capital Lease Obligation permitted to be Incurred pursuant to this clause (17) upon the termination by such Qualified Customer of its lease with the Company or such Restricted Subsidiary.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock of preferred stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) in any manner and at any time that complies with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Permitted Refinancing Indebtedness Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

The Company will not Incur any Indebtedness (including Permitted Debt) that is contractually subordinate in right of payment to any other Indebtedness of the Company unless such additional Indebtedness is also contractually subordinate in right of payment to the Notes on substantially identical terms. The Company will not permit any Guarantor to Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of such Guarantor unless it is contractually subordinate in right of payment to such Guarantor’s Note Guarantee on substantially identical terms. For purposes of the foregoing, no Indebtedness of the Company or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor solely by reason of any Liens or guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien to secure Indebtedness, Obligations in respect thereof or trade payables, on any asset now owned or hereafter acquired, except Permitted Liens; provided that the Company and its Restricted Subsidiaries may incur Liens (in addition to Permitted Liens) securing Indebtedness on property or assets that are not Collateral if:

(1) in the case of any Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property or assets that is senior in right of priority to such liens; and

(2) in the case of all Liens securing other Indebtedness, the Notes are equally and ratably secured by a Lien on such property or assets.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness or any other agreements as in effect or which come into effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the relevant agreement as in effect on the Issue Date, as determined by the Company’s Board of Directors in their reasonable and good faith judgment;

(2) the Note Documents and the Security Documents;

(3) applicable law, rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent the encumbrance or restriction contained in the instrument was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of an agreement or other instrument governing Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in contracts entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Company’s Board of Directors in their reasonable and good faith judgment;

(9) Liens securing Indebtedness otherwise permitted to be Incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) agreements governing Indebtedness permitted to be Incurred pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the terms of the agreements (i) are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in the Indenture on the Issue Date and (ii) do not restrict any Restricted Subsidiaries not so restricted on the Issue Date;

(11) customary restrictions on the disposition or distribution of assets or property, in each case contained in any technology licenses, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(12) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business; and

(13) encumbrances or restrictions under any agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (2), (4), (6) or (9) or in this clause (13), provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the agreements, being amended, modified, restated, renewed, supplemented, refunded, replaced or refinanced as determined by the Company’s Board of Directors in their reasonable and good faith judgment.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Indenture, the Notes and the Security Documents, in each case, pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to either (A) Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (B) the applicable Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) would be greater than the applicable Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(5) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, will have by amendment to its Note Guarantee confirmed that its Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture.

For purposes of this “Merger, Consolidation or Sale of Assets” covenant, (i) clause (4) will not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors, and (ii) a lease of all or substantially all of the Company’s property or assets in one or more related transactions will constitute a “transfer” of such assets.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

(1) the Company or such Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction and (b) Incurred a Lien to secure such Indebtedness pursuant to the covenant described under “— Limitation on Liens”;

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under “— Repurchase at the Option of Holders — Asset Sales.”

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this “Transactions with Affiliates” covenant and (x) that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or (y) a copy of an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Company or the relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment or consulting agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary and payments pursuant thereto and the issuance of Capital Stock of the Company (other than Disqualified Stock) to directors and employees pursuant to stock option or stock ownership plans;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns directly, or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary compensation or fees to any directors, or the execution of customary expense reimbursement, indemnification or similar arrangements with any directors and officers, of the Company or its Restricted Subsidiaries in the ordinary course of business;

(5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates, directors, officers, employees or consultants of the Company;

(6) Permitted Investments (other than pursuant to clause (3) of the definition of Permitted Investments) and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”; and

(7) transactions pursuant to written agreements entered into or assumed in connection with acquisitions of other businesses with Persons who were not Affiliates prior to such acquisitions and such transactions are approved by a majority of the Board of Directors of the Company.

Additional Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental Indenture and execute joinders to the Security Documents.

If any Restricted Subsidiary of the Company guarantees any Indebtedness of the Company or any Guarantor, then such Restricted Subsidiary will promptly become a Guarantor and execute a supplemental Indenture and a joinder agreement to the Security Documents providing for a Note Guarantee and deliver and Opinion of Counsel reasonably satisfactory to the trustee that such supplemental Indenture and Security Documents have been duly authorized, executed and delivered and constitute legal, valid, binding and enforceable obligations.

Designation of Restricted and Unrestricted Subsidiaries

The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation; provided that

(1) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated (including any guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of the designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(2) any guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Subsidiary does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof;

provided, further, that such designation will only be permitted if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens”;

(4) no Default or Event of Default would be in existence following such designation; and

(5) to the extent required under “Additional Guarantees,” such Unrestricted Subsidiary becomes a Guarantor and executes a supplemental Indenture and joinder to the Security Documents and delivers an Opinion of Counsel reasonably satisfactory to the trustee within 10 Business Days of the date on which it is designated to the effect that such supplemental Indenture and Security Documents have been duly authorized, executed and delivered and constitute legal, valid and binding agreements of such Subsidiary, enforceable against such Subsidiary in accordance with their terms.

Impairment of Security Interest

Subject to the rights of the holders of Permitted Liens, the Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the collateral agent and the holders of the Notes, subject to limited exceptions. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described under “— Security for the Notes” or as permitted under “— Amendment, Supplement and Waiver.”

After-Acquired Property

Promptly following the acquisition by the Company or any Guarantor of any After-Acquired Property, the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the collateral trustee a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all holders of the Notes and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Company will furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within 15 days after such information would be required to be filed with the Commission (whether or not the Company is required to file such information):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including (a) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (b) with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

provided that if the Company files such reports electronically with the Commission’s Electronic Data Gathering Analysis and Retrieval System (or any successor system) within such time periods, the Company shall not be required to furnish such reports to beneficial owners and prospective investors as specified above.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Further Assurances

The Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the trustee or the collateral trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the

Security Documents in the Collateral. In addition, from time to time, the Company will reasonably promptly secure the obligations under the Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the collateral trustee under the Notes.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) continuance for 30 days of a default in the payment when due of interest on the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Merger, Consolidated or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture or the Security Documents for 60 days after written notice has been given to the Company by the trustee or to the Company and the trustee by holders of at least 25% of the outstanding principal amount of the Notes;

(5) default under any other mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the applicable grace or cure period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default which remains outstanding or the maturity of which has been so accelerated, aggregates $15.0 million or more, provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 20 days from the continuation of such default beyond the applicable grace or cure period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments (to the extent not paid or covered by insurance provided by a reputable carrier) aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) any security interest and Lien purported to be created by any Security Document with respect to any Collateral having, individually or in the aggregate, a Fair Market Value in excess of $15.0 million (a) ceases to be in full force and effect, (b) ceases to give the Collateral Trustee, for the benefit of the Holders of the Notes, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder) in favor of the Collateral Trustee, or (c) is asserted by the Company or any other Guarantor not to be, a valid, perfected, first priority (except as otherwise expressly provided in the Indenture or the Collateral Trust Agreement) security interest in or Lien on the Collateral covered thereby;

(8) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Company or any of its Restricted Subsidiaries, or any Person acting on behalf of the Company or any of its Subsidiaries, shall deny or disaffirm its obligations under its Guarantee; and

(9) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Significant Subsidiaries (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default pursuant to clause (9), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default; provided, however, that after such acceleration, but before judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture.

The Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting holder.

The trustee shall, within 90 days after the occurrence of any Default becomes known to it, give the holders of the Notes notice of all uncured Defaults.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder gives the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of such holder.

The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver promptly to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the US federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, replacing mutilated, destroyed, lost or stolen Notes, maintaining an office or agency for payment and segregating and holding money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in the United States, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7) if the Notes are to be redeemed prior to their Stated Maturity, the Company has delivered to the trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(8) the Company must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to the Legal Defeasance or the Covenant Defeasance, as applicable have been complied with.

The Collateral will be released from the Lien securing the Notes, as provided under the caption “— Security for the Notes — Release of Security Interests” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of, or change the time for payment for, interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) contractually subordinate in right of payment the Notes or any Note Guarantee to any other Indebtedness;

(10) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(11) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “Repurchase at the Option of Holders — Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the Option of Holders — Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto; or

(12) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of (i) releasing all or substantially all of the Collateral from the Liens securing the Notes or (ii) making any changes to the priority of the Liens created under the Security Documents that would adversely affect the Holders of the Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s and each Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to evidence and provide for the acceptance of appointment by a successor trustee;

(7) to provide for the issuance of additional Notes in accordance with the Indenture;

(8) to conform the text of the Indenture, Note Guarantees or the Notes to any provision of the “Description of the Notes” contained in the Offering Circular to the extent that such provision in the “Description of the Notes” contained in the Offering Circular was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantee or the Notes;

(9) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not adversely affect the rights of holders of Notes to transfer Notes; or

(10) to comply with the provisions described under “— Certain Covenants — Additional Guarantees.”

The Security Documents may be amended as described under “— Security for the Notes - Amendment.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of Notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non- callable U.S. government securities, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released with respect to the Note Obligations only, as provided above under the caption “— Security for the Notes — Release of Security Interests” upon a discharge of the Indenture in accordance with the provisions described in this section.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, Notes, Note Guarantees, registration rights agreements and Security Documents are governed by, and will be construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The New Notes will initially be represented by one or more Notes in registered, global form without interest coupons, (the “Global Notes”) and issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes and Transfers of Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of a beneficial interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions applicable to the Notes described herein, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depository for the Global Notes and the Company fails to appoint a successor depository or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes (DTC has notified the Company that in such event, under its current practices, DTC would notify its participants of the Company’s request but will only withdraw beneficial interests for a global note at the request of each DTC participant); or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the registered holders of the Global Notes. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds; however, we can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such other Person is merged or consolidated with or into, or becomes a Restricted Subsidiary of, such specified Person, or such assets are acquired from such Person, will not be Acquired Debt.

“Act of Required Debtholders” means, as to any matter at any time:

(1) prior to the Discharge of Parity Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of a majority of the sum of:

(a) the aggregate outstanding principal amount of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b) the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Lien Debt; and

(2) at any time after the Discharge of Parity Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Junior Lien Debt representing the Required Junior Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “— Security for the Notes — Voting.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-Acquired Property” means any property of the Company or any Guarantor acquired after the Issue Date of a type that secures the Note Obligations, excluding any Excluded Assets.

“Applicable Premium” means with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any of (a) the present value at such redemption date of (i) the redemption price of such Note at June 15, 2013 as set forth in the table appearing under “— Optional Redemption,” plus (ii) all required interest payments due on such Note through June 15, 2013 (excluding accrued but unpaid interest to the applicable redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, paragraph the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Subsidiary to the Company or to another Restricted Subsidiary;

(4) any sale or disposition consisting of worn-out, obsolete, retired or otherwise unsuitable equipment or facilities in the ordinary course of business;

(5) the sale, transfer, license or lease of equipment, inventory or other assets in the ordinary course of business;

(6) the sale or other disposition of cash or Cash Equivalents;

(7) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(8) sales or grants of licenses or sublicenses to use patents, trade secrets, know-how and other intellectual property to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries taken as a whole;

(9) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in a bankruptcy or similar proceeding and exclusive of factoring or similar arrangements;

(10) the granting of a Lien permitted by the Indenture and the Security Documents;

(11) the unwinding of any Hedging Obligations;

(12) foreclosures on assets not constituting Collateral;

(13) the sale or other disposition of Equity Interests of, or any Investment in, an Unrestricted Subsidiary; and

(14) the sale of Restricted Investments made by the Company or any Restricted Subsidiary after the Issue Date, if such Restricted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a contribution of common equity capital to the Company; provided, that such Restricted Investment was made within 60 days after the receipt by the Company or a Restricted Subsidiary of the net cash proceeds from such sale or contribution, as the case may be.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated by the Company using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the corporation which is the general partner of the partnership;

(3) with respect to a limited liability company, the board of managers of the limited liability company; or

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a capitalized lease obligation on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock of any class;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) securities issued by or directly and fully guaranteed or insured by the federal governments of the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the federal government of the United States is pledged in support of those securities) having maturities of not more than 365 days from the date of acquisition;

(2) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition, bankers’ acceptances or bearer deposit Notes with maturities not exceeding 365 days and overnight bank deposits, in each case, with any lender party to the Credit Facility, if any, or with any United States commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-2 or better from Moody’s Investors Service, Inc. or A-3 or better from Standard & Poor’s Rating Services;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper rated at least P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Rating Services and in each case maturing within 270 days after the date of acquisition; and

(5) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption or approval by the Board of Directors of the Company or its stockholders of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

“Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Junior Lien Debt, every Series of Junior Lien Debt, taken together.

“Collateral Trustee’s Liens” means a Lien granted to the Collateral Trustee as security for Secured Obligations.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes of such Person and its Restricted Subsidiaries for such period based on income or profits, to the extent that such provisions for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests), plus

(4) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), accretion and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted under the Indenture (in each case, whether or not consummated), including (i) such fees, expenses or charges relating to the offering of the Notes and (ii) any amendment or other modification of the Notes; plus

(6) the amount of any restructuring charge, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(7) any net loss (or minus any net gain) resulting in such period from Hedging Obligations or currency transaction gains or losses relating to currency remeasurements (including any net loss or gain resulting from hedge agreements for currency exchange risk); plus

(8) non-cash expenses representing stock-based compensation and share-settled liabilities; plus

(9) other non-recurring or extraordinary charges or expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income; and minus

(10) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and any such items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required.

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the consolidated interest expense of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, members, managers or partners, as applicable.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, members, managers or partners, as applicable;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in or adoption of accounting principles will be excluded;

(5) any after-tax effect of net income (or loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of, disposed, abandoned or discontinued operations will be excluded;

(6) unrealized non-cash gains and losses with respect to Hedging Obligations will be excluded;

(7) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights will be excluded; and

(8) any net after-tax gain or loss in connection with the unwinding of Hedging Obligations related to Indebtedness repaid with the proceeds from the Incurrence of the Notes will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors or a committee whose members are comprised of such Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments, indentures and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “— Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds guarantors as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.

“Default” means the occurrence of any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default under the Indenture.

“Discharge of Parity Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Parity Lien Debt;

(2) payment in full in cash of the principal of, and interest and premium, if any, on, all Parity Lien Debt (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit constituting Parity Lien Debt; and

(4) payment in full in cash of all other Parity Lien Obligations that are outstanding and unpaid at the time the Parity Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments” or otherwise requires the prior repayment in full of the Note Obligations. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between the holders of Secured Debt Obligations within the same Class after the repayment of amounts payable to the Collateral Trustee under the Collateral Trust Agreement and the Parity Lien Representatives in accordance with the applicable Secured Debt Document that such Liens or proceeds:

(1) will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) forming part of, and Hedging Obligations to the extent constituting Secured Debt pursuant to the terms of, each outstanding Series of Secured Debt within that Class when the allocation or distribution is made; and thereafter

(2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) forming part of, and Hedging Obligations to the extent constituting Secured Debt pursuant to the terms of, each outstanding Series of Secured Debt within that Class) to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of any remaining Secured Debt Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Debt Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the Collateral Trustee) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offerings” means any public or private sale of equity securities of the Company (other than Disqualified Stock) other than:

(1) offerings related to equity securities issuable under any employee benefit plan of the Company or any of its Restricted Subsidiaries; and

(2) issuances to any Subsidiary of the Company.

“Excluded Assets” means:

(1) the interests of the Company or any Guarantor in contracts with government authorities relating to the Permitted Business;

(2) all real estate leasehold interests of the Company or any Guarantor existing on the Issue Date; and

(3) all real estate leasehold interests of the Company or any Guarantor acquired after the Issue Date requiring consent of the lessor to create a Lien on such interests for which, after using commercially reasonable efforts, the Company or such Guarantor was unable to obtain such consent.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Notes or the Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of the Notes until such amounts are repaid.

“Fair Market Value” means, with respect to any asset, property or service, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined, except as otherwise specified, (i) if the Fair Market Value is equal to or less than $2.5 million, by the principal financial officer of the Company acting reasonably and in good faith and (ii) if the Fair Market Value exceeds $5.0 million, by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution attached to an Officers’ Certificate.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries (or by any Person that has subsequently become a Restricted Subsidiary or has subsequently merged or consolidated with or into such Person or any of its Restricted Subsidiaries) including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the provision set forth in the definition of Consolidated Net Income;

(2) Fixed Charges consisting of non-cash items arising from changes in or the adoption of accounting principles will be excluded;

(3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, disposed of prior to the Calculation Date, will be excluded;

(4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(5) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(6) whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations under Interest Rate Agreements; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person (other than such Person or its Restricted Subsidiaries) or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or one of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of such Person or any of its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles, consistently applied, which are in effect in the United States from time to time or any successor principles so in effect; provided that GAAP shall not give effect to the effect of FASB No. APB 14-1.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1) the Company’s Domestic Subsidiaries existing on the Issue Date; and

(2) any other Restricted Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the outstanding amount of all obligations of such Person and its Restricted Subsidiaries under all Currency Agreements and all Interest Rate Agreements, together with all interest, fees and other amounts payable thereon or in connection therewith.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock (to the extent provided for when the Indebtedness or Disqualified Stock or preferred stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person at any date, any indebtedness of such Person, whether or not contingent, without duplication:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations and Attributable Debt;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing any Hedging Obligations; or (7) in respect of all conditional sale obligations and all obligations under title retention agreements,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Interest Rate Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit on commercially reasonable terms in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investments in such Subsidiary that were not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the Notes under the Indenture.

“Junior Lien” means a Lien granted by a security document to the Collateral Trustee, at any time, upon any Collateral to secure Junior Lien Obligations.

“Junior Lien Debt” means:

(1) any Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Company or any Guarantor that is secured on a subordinated basis to the Parity Lien Debt by a Junior Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that:

(a) on or before the date on which such Indebtedness is incurred by the Company or such Guarantor, such Indebtedness is designated by the Company, in accordance with the Collateral Trust Agreement, as “Junior Lien Debt” for the purposes of the Secured Debt Documents and the Collateral Trust Agreement; provided that no Series of Secured Debt may be designated as both Junior Lien Debt and Parity Lien Debt;

(b) such Indebtedness is governed by an Indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements will be conclusively established if the Company delivers to the Collateral Trustee an officers’ certificate stating that such requirements have been satisfied and that such Indebtedness is “Junior Lien Debt”); and

(2) Hedging Obligations of the Company or any Guarantor incurred pursuant to arrangements provided by the holders or former holders (or Affiliates thereof) of, or agents or former agents (or Affiliates thereof) in respect of, Junior Lien Debt to hedge or manage interest rate risk with respect to such Junior Lien Debt; provided that, pursuant to the terms of the Junior Lien Documents, such Hedging Obligations are secured by a Junior Lien on all of the assets and properties that secure the Indebtedness in respect of which such Hedging Obligations are incurred.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement governing a Series of Junior Lien Debt and the security documents that create or perfect Liens securing Junior Lien Obligations.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” means, in the case of any future Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who (a) is appointed as a Junior Lien Representative (for purposes related to the administration of the security documents) pursuant to the Indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means:

(1) as to any Series of Parity Lien Debt, the written agreement enforceable against the holders of such Series of Parity Lien Debt, as set forth in the applicable Secured Debt Document:

(a) for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt and each existing and future Parity Lien Representative, that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b) for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt and Series of Junior Lien Debt, and each existing and future Parity Lien Representative and Junior Lien Representative, that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from enforcement of Parity Liens; and

(c) consenting to and directing the Collateral Trustee to perform its obligations under the Collateral Trust Agreement and the other security documents in respect of the Secured Debt Obligations (including the intercreditor agreement).

(2) as to any Series of Junior Lien Debt, the written agreement enforceable against the holders of such Series of Junior Lien Debt, as set forth in the applicable Secured Debt Document:

(a) for the enforceable benefit of all holders of each existing and future Series of Junior Lien Debt and Series of Parity Lien Debt and each existing and future Junior Lien Representative and Parity Lien Representative, that all Junior Lien Obligations will be and are secured equally and ratably by all Junior Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such

Series of Junior Lien Debt, and that all such Junior Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Junior Lien Obligations equally and ratably;

(b) for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt and Series of Junior Lien Debt and each existing and future Parity Lien Representative and Junior Lien Representative, that the holders of Obligations in respect of such Series of Junior Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Junior Liens and the order of application of proceeds from the enforcement of Junior Liens; and

(c) consenting to and directing the Collateral Trustee to perform its obligations under the Collateral Trust Agreement and the other security documents in respect of the Secured Debt Obligations (including the intercreditor agreement).

“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness, other than Secured Obligations, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds; provided that Cash Equivalents in which the Company or a Restricted Subsidiary has an individual beneficial ownership shall not be deemed to be received by the Company or a Restricted Subsidiary until such time as such Cash Equivalents are free from any restrictions under agreements with the other beneficial owners of such Cash Equivalents which prevent the Company or a Restricted Subsidiary from applying such cash and/or Cash Equivalents to any use permitted by the covenant set forth under the caption “— Repurchase at the Option of Holders — Asset Sales” or to purchase Notes.

“Note Documents” means the Indenture, the Notes, the Note Guarantees, the Security Documents, and all other agreements related to the Indenture, the Notes and the Note Guarantees.

“Note Guarantees” means a guarantee of the Notes pursuant to the Indenture.

“Note Obligations” means the Notes, the Guarantees and all other Obligations of any obligor under the Note Documents.

“Obligations” means with respect to any Indebtedness of any Person (collectively, without duplication):

(1) all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness (including Security Debt Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument;

(2) any and all sums advanced by the collateral trustee or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and

(3) the costs and expenses of collection and enforcement of the obligations referred to in clauses (1) and (2), including:

(a) the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral;

(b) the costs and expenses of any exercise by the collateral trustee or any other Person of its rights under the Security Documents or any other security documents; and

(c) reasonable attorneys’ fees and court costs.

“Obligor” means the Company, the Guarantors and each other Person (if any) that at any time provides collateral security for any Secured Obligations.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Legal Officer, any Senior Vice President, the Treasurer or the Secretary of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.

“Parity Lien” means a Lien granted by a security document to the Collateral Trustee, at any time, upon any Collateral to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1) the Notes issued by the Company under the Indenture on the Issue Date, any additional Notes issued under the Indenture, any exchange Notes related to such Notes or additional Notes and the Note Guarantee of each Guarantor;

(2) any Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Company or any Guarantor that is secured equally and ratably with the Notes by a Parity Lien that was permitted to be Incurred and so secured under each applicable Secured Debt Document; provided, in the case of Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such Indebtedness is incurred by the Company or such Guarantor, such Indebtedness is designated by the Company, in accordance with the Collateral Trust Agreement, as

“Parity Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Junior Lien Debt;

(b) such Indebtedness is governed by an Indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements will be conclusively established if the Company delivers to the Collateral Trustee an officers’ certificate stating that such requirements have been satisfied and that such notes or such Indebtedness is “Parity Lien Debt”); and

(3) Hedging Obligations of the Company or any Guarantor incurred pursuant to arrangements provided by the holders (or Affiliates thereof) of, or agents or former agents (of Affiliates thereof) in respect of, the Parity Lien Debt to hedge or manage interest rate risk with respect to such Parity Lien Debt; provided that, pursuant to the terms of the Parity Lien Documents, such Hedging Obligations are secured by a Parity Lien on all of the assets and properties that secure the Indebtedness in respect of which such Hedging Obligations are incurred.

“Parity Lien Documents” means the Indenture and any additional Indenture, credit agreement or other agreement governing a Series of Parity Lien Debt and the security documents that create or perfect Liens securing Parity Lien Obligations.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means (1) the trustee, in the case of the Notes, or (2) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the Indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.

“Permitted Assets” means (1) non-current assets that are used or useful in the Permitted Business or (2) substantially all of the assets of a Permitted Business or any Capital Stock of a Person engaged in a Permitted Business so long as following the acquisition of such Capital Stock such Person is a Restricted Subsidiary of the Company.

“Permitted Business” means any business conducted or proposed to be conducted (as described in this prospectus, including the documents incorporated by reference) by the Company and its Restricted Subsidiaries on the Issue Date and other businesses complementary, reasonably related or ancillary thereto or a reasonable extension thereof.

“Permitted Investments” means, without duplication:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment existing on or made prior to the Issue Date;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Hedging Obligations not for speculative purposes;

(8) loans or advances made to any officer, director or employee of the Company or any of its Restricted Subsidiaries; provided, such loans do not exceed $1.0 million at any one time outstanding;

(9) endorsements of negotiable instruments and documents in the ordinary course of business;

(10) pledges or deposits permitted under clause (16) of the definition of Permitted Liens;

(11) repurchases of the Notes;

(12) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date, not to exceed the greater of (a) $15.0 million and (b) 2.5% of Total Assets, at any one time outstanding.

“Permitted Liens” means, as of any date:

(1) (a) Parity Liens on the Collateral in favor of the Collateral Trustee equally and ratably securing (i) the Notes and the Note Guarantees issued on the Issue Date, (ii) Obligations under Credit Facilities in aggregate amount at any one time outstanding not to exceed the amount of Indebtedness permitted to be Incurred under clause (1) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, and (iii) any other Indebtedness (including Additional Notes); provided that with respect to this clause (iii) after giving effect to the Incurrence of such Indebtedness and the application of the proceeds there form, the Secured Leverage Ratio at the time of Incurrence would have been no more than 3:75 to 1, determined on a pro forma basis as if such Indebtedness had been Incurred at the beginning of the Company’s most recently ended four fiscal quarters for which internal financial statements are available; and (b) Junior Liens on the Collateral in favor of the Collateral Trustee securing Indebtedness Incurred pursuant to clause (15) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2) Liens in favor of the Company or any of the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens securing Hedging Obligations permitted by clauses (7) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) Liens for any judgment rendered, or claim filed, against the Company or any Restricted Subsidiary which are being contested in good faith by appropriate proceedings that do not constitute an Event of Default if during such contestation a stay of enforcement of such judgment or claim is in effect;

(6) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and such Liens do not extend to any assets other than the property being acquired;

(7) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(9) Liens existing on the Issue Date;

(10) Liens for taxes, assessments or other governmental charges or claims that are not yet due and payable or, if due and payable and delinquent, that are being contested by the Company or a Restricted Subsidiary in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, division orders, and other agreements or arising by operation of law, that are customary in the Permitted Business;

(12) Liens incurred in the ordinary course of business with respect to obligations that do not in the aggregate exceed $2.5 million at any one time outstanding;

(13) Liens for any final judgments for the payment of money that do not constitute an Event of Default;

(14) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (including in connection with construction projects involving real property of the Borrower or its Subsidiaries) with respect to sums which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(15) easements, rights-of-way, covenants, reservations, restrictions (including zoning restrictions), licenses, encroachments, protrusions, building codes, minor defects or irregularities in title and other similar encumbrances affecting real property that were not incurred in connection with and do not secure debt and would be disclosed in an accurate survey, which either exist as of the Issue Date or, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(16) (i) customary banker’s liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts (including securities accounts) maintained by the Company or its Subsidiaries, including those granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; and (ii) Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(17) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Company or its Subsidiaries or materially detract from the value of the relative assets of the Company or its Subsidiaries;

(18) Liens which arise under Article 4 of the Uniform Commercial Code in any applicable jurisdictions on items in collection and documents and proceeds related thereto;

(19) precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdictions in respect of operating leases or consignments entered into by the Company or its Subsidiaries in the ordinary course of business;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the ordinary course of business and in any case not securing Indebtedness;

(22) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), tenders, statutory obligations, surety bonds, stay, customs and appeal bonds, government contracts, performance bonds, return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

(23) Liens securing Permitted Refinancing Indebtedness in respect of Permitted Debt that was secured by Permitted Liens pursuant to clauses (1), (3), (6), (8) and (9) above and securing the same or similar property;

(24) Liens on the assets of Foreign Subsidiaries securing Indebtedness of any Foreign Subsidiary; and

(25) Liens to secure Capital Lease Obligations permitted by clause (17) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets subject to such Capital Lease Obligation.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes, and is subordinated in right of payment to the Notes or the Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by (a) the Company or (b) the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture entity, association, joint stock company, trust, unincorporated organization, limited liability company or government, government body or agency or other entity.

“Pledgor” means each of the Company and each Guarantor.

“Qualified Customer” shall mean a customer of the Company or a Restricted Subsidiary that is (i) an agency or instrumentality of the United States federal government, or (ii) is a business entity that has generated at least $10 billion in revenue to external parties over such customer’s preceding four fiscal quarters.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Required Junior Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Junior Lien Debt (including outstanding letters of credit whether or not then available or drawn) then outstanding and the aggregate unfunded commitments to extend credit which, when funded, would constitute Junior Lien Debt, calculated in accordance with the provisions described above under the caption “— Collateral

Trust Agreement — Voting.” For purposes of this definition, Junior Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding.

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn) then outstanding and the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Lien Debt, calculated in accordance with the provisions described above under the caption “— Security for the Notes — Voting.” For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Secured Debt Documents” means the Parity Lien Documents and the Junior Lien Documents. “Secured Debt Obligations” means Parity Lien Obligations and Junior Lien Obligations.

“Secured Leverage Ratio” means with respect to any specified Person, as of the date of calculation (the “Calculation Date”), the ratio of (1) the aggregate outstanding Indebtedness of the Person and its Restricted Subsidiaries on the Calculation Date, on a consolidated basis, secured by a Lien on any property or assets of the Company or its Restricted Subsidiaries (including Capital Lease Obligations and Attributable Debt) to (2) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available, immediately preceding the Calculation Date. The amount in clause (1) shall include the Indebtedness, Disqualified Stock or preferred stock giving rise to the need to make such calculation.

In addition, for purposes of calculating the Secured Leverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries (or by any Person that has subsequently become a Restricted Subsidiary or has subsequently merged or consolidated with such Person or any of its Restricted Subsidiaries), including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded; and

(3) the Indebtedness attributable to discontinued operations, as determined in accordance with GAAP will be excluded, but only to the extent that such Indebtedness will not be an obligation of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Secured Obligations” means, collectively, the Note Obligations and the Parity Lien Obligations.

“Security Documents” means the Collateral Trust Agreement and one or more security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, deed of trust or other grants or transfers for security executed and delivered by the Company, a Guarantor or any other Obligor creating (or purporting to create) a Lien upon Collateral in favor of the collateral agent equally and ratably for the benefit of the holders of the Secured Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained (provided that any Hedging Obligations constituting Junior Lien Debt shall be deemed part of the Series of Junior Lien Debt to which it relates).

“Series of Parity Lien Debt” means, severally, the Notes and any additional Notes or exchange Notes, or other Indebtedness that constitutes Parity Lien Debt (provided that any Hedging Obligations constituting Parity Lien Debt shall be deemed part of the Series of Parity Lien Debt to which it relates).

“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of Junior Lien Debt.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to June 15, 2013; provided, however, that if the then remaining term of the Notes to June 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to June 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Company as of or after the Issue Date as an Unrestricted Subsidiary in accordance with the covenant described above under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” but only to the extent that such Subsidiary:

(1) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time from Persons who are not Affiliates of the Company;

(2) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries (except for guarantees or credit support that will be released upon such designation).

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and the conditions described above under the caption “— Certain Covenants- Designation of Restricted and Unrestricted Subsidiaries.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

EXCHANGE OFFER

Purpose of the Exchange Offer

On June 24, 2009 and April 28, 2010, we completed the issuance of the Original Notes in private placements to qualified institutional buyers in the United States in reliance on rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. Accordingly, the Original Notes may not be reoffered, resold or otherwise transferred in the United States absent registration under the Securities Act or pursuant to an available exemption from registration thereunder. On June 24, 2009 and April 28, 2010, we entered into registration rights agreements with the initial purchasers of the Original Notes, pursuant to which we agreed to use our best efforts to file and to have declared effective an exchange offer registration statement under the Securities Act with respect to a registered offer to exchange the Original Notes for the New Notes and to consummate the exchange offer.

In addition, we have agreed to keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the Original Notes. We are offering the New Notes pursuant to this prospectus to satisfy our obligations under the registration rights agreements.

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We have not, however, sought our own no-action letter. Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of New Notes issued in the exchange offer may transfer the New notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of Terremark within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering Original Notes acquired directly from Terremark for its own account;

•	acquired the Original Notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the Original Notes and has made representations to Terremark to that effect.

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any resales. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue-sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the Original Notes, and completion of the exchange offer, is the exchange date, which will be as soon as practicable following the expiration date (unless extended as described in this prospectus). Promptly following the exchange date, we will issue an aggregate principal amount of up to $470.0 million of the New Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the exchange offer. The New Notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their Original Notes in connection with the exchange offer, but only in $1,000 increments of principal amount.

The terms of the New Notes will be identical in all material respects to the terms of the Original Notes, except that:

•	the New Notes will have been registered under the Securities Act, and thus the New Notes will generally not be subject to the restrictions on transfer applicable to the Original Notes, nor will they bear restrictive legends;

•	the New Notes will have a different CUSIP number from the Original Notes;

•	the New Notes will not be entitled to registration rights; and

•	the New Notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

The New Notes will evidence the same debt as the Original Notes and will be issued under the Indenture and entitled to the same benefits under the Indenture as the Original Notes. As of the date of this prospectus, $470.0 million in aggregate principal amount of the Original Notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders entitled to participate in this exchange offer.

In connection with the issuance of the Original Notes, we arranged for the Original Notes originally purchased by qualified institutional buyers, those sold in reliance on Regulation S under the Securities Act and those that may have been transferred to an institutional accredited investor, within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will be issued in the form of Global Notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of the New Notes — Book-Entry, Delivery and Form.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Original Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC.

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights or additional interest under the registration rights agreements See “— Issuances of New Notes; Consequences of Failures to Property Tender Original Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes to the tendering holder, without expense to such holder, promptly after the expiration date.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on June 17, 2010, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended. We reserve the right, in our sole discretion, to extend the exchange offer at any time and from time to time before the expiration date by giving written notice to The Bank of New York Mellon Trust Company, N.A, the exchange agent, and by timely public announcement. During any extension of the exchange offer, all Original Notes previously tendered in the exchange offer will remain subject to the exchange offer.

We reserve the right, in our sole discretion:

•	to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied and shall not have been waived by us; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the New Notes

The New Notes will bear interest at 12.0% from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on the Original Notes, from their issue date. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange New Notes for, any Original Notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if prior to the expiration date:

•	the exchange offer violates any applicable law; or

•	the exchange offer violates any applicable interpretation of the staff of the SEC.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Original Notes (see “— Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

In addition, we will not accept any Original Notes tendered for exchange, and no New Notes will be issued in exchange for any Original Notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus forms a part; or

•	the qualification of the Indenture under the TIA.

Procedures For Tendering

Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account. Although delivery of Original Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth under the caption “Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

In the event that a signature on a letter or transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution.”

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under the caption “Conditions to the Exchange Offer”, to terminate the exchange offer. By tendering, each holder represents to us, among other things, that:

•	the New Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act).

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

A holder who wishes to tender its Original Notes and:

•	whose Original Notes are not immediately available;

•	who cannot deliver the holder’s Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date;

may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

(i) a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

(ii) the name and address of the holder, and

(iii) the certificate number(s) of the Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the certificate number(s) and principal amount of such Original Notes);

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Original Notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued unless the Original Notes withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under the caption “— Procedures for Tendering” at any time prior to the expiration date.

Information Regarding the Registration Rights Agreements; Additional Interest

As noted, we are effecting this exchange offer to comply with the registration rights agreements. The registration rights agreements require us to use our best efforts to:

•	file with the SEC a registration statement for the exchange offer;

•	cause such registration statement to be declared effective under the Securities Act;

•	have such registration statement remain effective until the closing of the exchange offer;

•	commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC; and

•	consummate the exchange offer not later than January 20, 2010.

In addition, if because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer or under certain other circumstances, we must use our best efforts to file a shelf registration statement for the resale of the Original Notes cause such registration statement to be declared effective under the Securities Act.

If the exchange offer for the Original Notes is not completed on or prior to the January 20, 2010, the interest rate on the Original Notes will increase by 0.25% per annum for the first 90-day period thereafter, and the amount of such additional interest will increase by an additional 0.25% per annum for each subsequent 90-day period, up to a maximum of 1.0% per annum over the original interest rate on the Original Notes, which we refer to as Additional Interest. Additional Interest will also become payable, among other reasons, if any of the following occurs: (i) we fail to file with the SEC a shelf registration statement on or prior to the 30th day following the occurrence of an event requiring that we file a shelf registration statement; (ii) if on or prior to the 180th day following the issue date of the Original Notes, neither the registration statement of which this prospectus forms a part nor a shelf registration statement has been declared effective by the SEC; (iii) if on or prior to January 20, 2010, a shelf registration statement, if required in lieu of this registration statement, of which this prospectus forms a part, has not been declared effective by the SEC; or (iv) if either this registration statement, of which this prospectus forms a part, or a shelf registration statement that has been declared effective ceases to be effective.

The exchange offer has not been completed as of January 20, 2010, and, as of April 20, 2010, we have incurred $1.8 million of Additional Interest.

Among other reasons, no Additional Interest shall be payable if the exchange offer is completed on the terms and within the period contemplated by this prospectus. Additionally, our obligations to register the New Notes will terminate upon the consummation of the exchange offer.

This foregoing description of the registration rights agreements is only a summary and is qualified in its entirety by reference to the full text of the registration rights agreements, which we have previously filed with the SEC and which is incorporated by reference herein. See “Where You Can Find More Information.”

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at: Bank of New York Mellon Corporation, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street — 7 East, New York, New York 10286,

Attention: Mrs. Evangeline R. Gonzales. The exchange agent’s telephone number is (212) 815-3738 and facsimile number is (212) 298-1915.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees. We will pay all transfer taxes, if any, applicable to the exchange of the outstanding Original Notes under the exchange offer, except as set forth under “— Transfer Taxes.”

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs and will be amortized over the term of the Notes in accordance with generally accepted accounting principles.

Issuance of New Notes; Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

Issuance of the New Notes in exchange for the Original Notes in the exchange offer will be made only after timely receipt by the exchange agent of the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreements will terminate. In the event the exchange offer is completed, we will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available or (iii) if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Related to the New Notes and the Exchange Offer — If you do not exchange your Original Notes, they may be difficult to resell.”

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding Original Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered;

•	tendered outstanding Original Notes are registered in the name of any other person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to the tendering holder.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income consequences relating to an exchange of an Original Note for a New Note pursuant to the exchange offer. This discussion does not purport to be a complete analysis of all the potential tax considerations. It is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with holders that purchased their Original Notes at their original issuance at their issue price and that hold their Original Notes and will hold the New Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of the holder’s particular circumstances or status, nor does it address tax considerations applicable to an investor that may be subject to special tax rules, like a financial institution, tax-exempt organization, S corporation, partnership or other pass-through entity or investors in those entities, regulated investment company, real estate investment trust, insurance company, broker, dealer or trader in securities or currencies, a person who holds a note as part of a hedge, straddle, synthetic security, conversion transaction or other risk reduction transaction, a person whose “functional currency” is not the U.S. dollar, a controlled foreign corporation, a passive foreign investment company, certain former citizens or residents of the United States, or a taxpayer subject to the alternative minimum tax. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed.

The exchange of an Original Note for a New Note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable gain or loss as a result of exchanging an Original Note for a New Note pursuant to the exchange offer, (2) the holding period of a New Note will include the holding period of the Original Note exchanged therefor, and (3) the tax basis of the New Note will be the same as the tax basis of the Original Note exchanged therefor.

The Original Notes were issued with more than a de minimis amount of original issue discount, known as OID, for U.S. federal income tax purposes, generally requiring a holder of an Original Note to include the OID in income on a constant yield method prior to the actual receipt of cash in respect of that income. The New Notes will have the same OID as the Original Notes, which will be includible in the gross income of a holder at the same times and in the same amounts as on the Original Notes. Original Notes issued on April 28, 2010 were issued as part of a “qualified reopening” of the Original Notes issued on June 24, 2009. Accordingly, they were issued with the same OID as the Original Notes issued on June 24, 2009. However, they were also sold to their original purchasers at a premium. The same rules applicable to the OID and premium on the Original Notes issued on April 28, 2010 will apply to the New Notes issued in exchange for those Original Notes.

THE PRECEDING PARAGRAPHS DO NOT DESCRIBE ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES OR TO HOLDERS SUBJECT TO SPECIAL RULES. IF YOU ARE CONSIDERING AN EXCHANGE OF AN ORIGINAL NOTE FOR A NEW NOTE, YOU SHOULD CONSULT YOUR OWN TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER U.S. FEDERAL, STATE, LOCAL OR NON-U.S. LAWS.

PLAN OF DISTRIBUTION

The staff of the SEC has taken the position that any broker-dealer that receives New Notes for its own account in the exchange offer in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 180 days from the date of this prospectus, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes and the guarantees offered hereby will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements of Terremark Worldwide, Inc. as of March 31, 2009 and 2008, and for each of the years in the three-year period ended March 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

As indicated in the report of KPMG LLP and in Note 2 to the consolidated financial statements, on April 1, 2007, Terremark Worldwide, Inc. adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109.

Until 180 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.